                                                                  Exhibit (a)(1)
================================================================================





                              --------------------

          OFFER TO EXCHANGE CERTAIN OUTSTANDING OPTIONS FOR NEW OPTIONS

                            (THE "OFFER TO EXCHANGE")

                              --------------------












THIS SUPPLEMENT CONSTITUTES PART OF THE SECTION 10(a) PROSPECTUS RELATING TO THE PINNACLE SYSTEMS, INC. 1996 STOCK OPTION PLAN, AS AMENDED, AND THE SECTION 10(a) PROSPECTUS RELATING TO THE PINNACLE SYSTEMS, INC. 1996 SUPPLEMENTAL STOCK OPTION PLAN, AS AMENDED




                                November 16, 2001


================================================================================

                             PINNACLE SYSTEMS, INC.

          Offer to Exchange Certain Outstanding Options for New Options
                           (the "Offer to Exchange")

   The offer and withdrawal rights expire at 9:00 p.m., Pacific Standard Time on December 17, 2001, unless the offer is extended.

     Pinnacle Systems, Inc. ("Pinnacle") is offering eligible employees the opportunity to exchange certain outstanding options to purchase shares of Pinnacle common stock for new options. We are making the offer upon the terms and conditions described in (i) this Offer to Exchange Certain Outstanding Option for New Options (the "Offer to Exchange"); (ii) the related Memorandum from Mark L. Sanders dated November 16, 2001; (iii) the Election Form; and (iv) the Notice to Withdraw from the Offer (which together, as they may be amended from time to time, constitute the "offer" or "program").

     The number of shares subject to the new options to be granted to each eligible employee will be equal to the number of shares subject to the options tendered by the eligible employee and accepted for exchange. Subject to the terms and conditions of this offer, we will grant the new options on the first business day which is at least six (6) months and one (1) day after the date we cancel the options accepted for exchange. You may only tender options for all or none of the outstanding, unexercised shares subject to an individual option grant. All tendered options accepted by us through the offer will be cancelled promptly after 9:00 p.m. Pacific Standard Time on the date the offer ends. The offer is currently scheduled to expire on December 17, 2001 at 9:00 p.m. Pacific Standard Time (the "Expiration Date") and we expect to cancel options on December 18, 2001, which is the first business day following the Expiration Date, unless the proposed cancellation date is extended as described in Section 19 of this Offer to Exchange (the "Cancellation Date"). If you elect to exchange any of your options, all options granted to you in the six (6) months prior to the commencement of the offer will also be cancelled and replaced by new options, provided that you are still employed by Pinnacle or a successor entity on the date the new options are granted. Since the offer commenced on November 16, 2001, this means that if you participate in the offer, you will be required to tender all options granted to you since May 16, 2001, including any options granted between the date the offer commences and the Cancellation Date.

     The offer is not conditioned on a minimum number of options being tendered. Participation in the offer is completely voluntary. The offer is subject to conditions that we describe in Section 7 of this Offer to Exchange.

     You may participate in the offer if you are an employee of Pinnacle or one of our subsidiaries who resides or works in the United States, France, Germany, Japan or the United Kingdom; however, directors and employees who are defined as "officers" for purposes of Section 16(b) of the Exchange Act of 1934, as amended, and who are listed on Schedule A-1 to this Offer to Exchange, are not eligible to participate in this offer. In order to receive a new option pursuant to this offer, you must continue to be an employee as of the date on which the new options are granted, which will be at least six (6) months and one (1) day after the Cancellation Date.

     If you tender options for exchange as described in the offer, and we accept your tendered options, then, subject to the terms of this offer, we will grant you new options under the same stock option plan under which your tendered options were issued. For example, if you tender options that were issued under the Pinnacle 1996 Stock Option Plan, as amended, (the "1996 Plan"), your new options will be issued under the 1996 Plan.

     The exercise price per share of the new options will be 100% of the fair market value of Pinnacle's common stock on the date of grant of the new options, as determined by the closing price of Pinnacle's common stock reported by the Nasdaq National Market on the date of grant. If, however, prior to the date of grant of the new options Pinnacle enters into a merger or stock acquisition whereby Pinnacle is acquired by another company, then the new stock options you receive could be for the purchase of the acquiror's stock (as opposed to Pinnacle's), with an exercise price equal to the fair market value of such acquiror's stock on the date the new option is granted. Even upon the happening of such events, the date the new option is granted will remain a date which is at least six (6) months and one (1) day after the Cancellation Date. We expect the date of grant of the new options to be June 19, 2002.

     Each new option will be exercisable for the same number of shares as were exercisable under the tendered options immediately before they were cancelled on the Cancellation Date. Upon the happening of a merger or stock acquisition whereby Pinnacle is acquired by another company, the number of shares subject to your new option would be adjusted so that the number of shares you receive would be equal to the number of our shares that were accepted for exchange, multiplied by the exchange ratio that was used in the merger or acquisition.

     The vesting start date for each new option will be the date that the new options are granted. The new options will, subject to your continued employment with Pinnacle on the date the new options are granted, vest according to the following schedule:

     . 1/3 of the shares subject to the new option will vest immediately on the date that the new option is granted; and

     . the remainder of the shares subject to the new option will vest monthly over the twenty-four (24) months following the date that the new options are granted (at least six (6) months and one (1) day from the Cancellation Date.)

You will not receive any vesting credit for any time prior to the date that the new options are granted, even if the old options that you tender for exchange are vested, in whole or in part, on the Cancellation Date or would have vested, in whole or in part, during the six (6) month and one (1) day period following the Cancellation Date. As a result, you will not be able to purchase common stock pursuant to your new options as early as you would have been able to purchase common stock under your old options, had you not tendered your old options for exchange. For example:

     . An employee cancels an option to purchase 3,600 shares that is 1/2 vested at the time of cancellation.

     . The new option grant occurs six (6) months and one (1) day after the cancellation.

     . The new option will be 1/3rd vested at the time of grant, so the employee is vested as to 1,200 of the shares subject to the new option (which is 1/3rd of 3,600).

     . The new option will vest as to an additional 100 shares (which is 1/24th of the 2,400 remaining shares) subject to the new option for each of the following 24 months, at which time the new option will be 100% vested.

     Although our Board of Directors has approved the offer, neither we nor our Board of Directors make any recommendation as to whether you should tender or not tender your options for exchange. You must make your own decision whether or not to tender your options.

     Shares of Pinnacle common stock are traded on the Nasdaq National Market under the symbol "PCLE." On November 9, 2001, the closing price of our common stock reported on the Nasdaq National Market was $4.30 per share.

     We recommend that you evaluate current market quotes for our common stock, among other factors, before deciding whether or not to tender your options.

     This Offer to Exchange has not been approved or disapproved by the Securities and Exchange Commission (the "SEC") or any state securities commission nor has the SEC or any state securities commission passed upon the accuracy or adequacy of the information contained in this Offer to Exchange. Any representation to the contrary is a criminal offense.

     You should direct questions about the offer or requests for assistance or for additional copies of this Offer to Exchange, the memorandum from Mark L. Sanders dated November 16, 2001, the Election Form and the Notice to Withdraw from the Offer, to Melanie Sherk at Pinnacle Systems, Inc., 280 North Bernardo Avenue, Mountain View, CA 94043 ((650) 237-1637).

                                    IMPORTANT

     If you wish to tender your options for exchange, you must complete and sign the Election Form in accordance with its instructions, and fax or hand deliver it and any other required documents to Melanie Sherk at fax number (650) 930-1606 on or before 9:00 p.m. Pacific Standard Time on December 17, 2001.

     We are not making the offer to, and we will not accept any tender of options from or on behalf of, option holders in any jurisdiction in which the offer or the acceptance of any tender of options would not be in compliance with the laws of that jurisdiction. However, we may, at our discretion, take any actions necessary for us to make the offer to option holders in any of these jurisdictions.

     We have not authorized any person to make any recommendation on our behalf as to whether you should tender or not tender your options through the offer. Youshould rely only on the information in this document or to which we have referred you. We have not authorized anyone to give you any information or to make any representation in connection with the offer other than the information and representations contained in this Offer to Exchange and in the related memorandum from Mark L. Sanders dated November 16, 2001, the Election Form and the Notice to Withdraw from the Offer. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by us.

                                TABLE OF CONTENTS



                                                                                                        Page
                                                                                                        ----
SUMMARY TERM SHEET ....................................................................................    1
CERTAIN RISKS OF PARTICIPATING IN THE OFFER ...........................................................   10
INTRODUCTION ..........................................................................................   15
THE OFFER .............................................................................................   17
 1.  Eligibility ......................................................................................   17
 2.  Number of options; expiration date ...............................................................   18
 3.  Purpose of the offer .............................................................................   18
 4.  Procedures for tendering options .................................................................   19
 5.  Withdrawal Rights and Change of Election .........................................................   20
 6.  Acceptance of options for exchange and issuance of new options ...................................   21
 7.  Conditions of the offer ..........................................................................   23
 8.  Price range of shares underlying the options .....................................................   24
 9.  Source and amount of consideration; terms of new options .........................................   25
10.  Information concerning Pinnacle ..................................................................   35
11.  Interests of directors and officers; transactions and arrangements concerning the options ........   36
12.  Status of options acquired by us in the offer; accounting consequences of the offer ..............   37
13.  Legal matters; regulatory approvals ..............................................................   37
14.  Material U.S. Federal Income Tax Consequences ....................................................   37
15.  Material Tax Consequences for Employees Who are Tax Residents in France ..........................   40
16.  Material Tax Consequences for Employees Who are Tax Residents in Germany .........................   40
17.  Material Tax Consequences for Employees Who are Tax Residents in Japan ...........................   41
18.  Material Tax Consequences for Employees Who are Tax Residents in the United Kingdom ..............   42
19.  Extension of offer; termination; amendment .......................................................   43
20.  Fees and expenses ................................................................................   44
21.  Additional information ...........................................................................   45
22.  Summary Financial Statements .....................................................................   46
23.  Miscellaneous ....................................................................................   46
SCHEDULE A-1 Information Concerning the Directors and Executive Officers of Pinnacle Systems, Inc. ....   A-1
SCHEDULE B-1 Summary Financial Statements of Pinnacle Systems, Inc. ...................................   B-1

                               SUMMARY TERM SHEET

     The following are answers to some of the questions that you may have about the offer. We urge you to read carefully the remainder of this Offer to Exchange, the accompanying Memorandum from Mark L. Sanders dated November 16, 2001, the Election Form and the Notice to Withdraw from the Offer because the information in this summary is not complete, and additional important information is contained in the remainder of this Offer to Exchange, the accompanying Memorandum from Mark L. Sanders dated November 16, 2001, the Election Form and the Notice to Withdraw from the Offer. We have included page references to the remainder of this Offer to Exchange where you can find a more complete description of the topics in this summary.

1. What securities is Pinnacle offering to exchange?

     We are offering to exchange all outstanding, unexercised options to purchase shares of common stock of Pinnacle issued under the 1996 Plan and the 1996 Supplemental Stock Option Plan, as amended, (the "1996 Supplemental Plan") that are held by eligible employees, in return for new options that we will grant under the same Pinnacle stock option plan pursuant to which the cancelled option which it replaces was granted. If you participate in the offer, you must tender all options received since May 16, 2001, including any options granted between the date the offer commences and the date the options are cancelled. (Page 15)

2. Who is eligible to participate?

     Employees are eligible to participate if they are employees of Pinnacle or one of Pinnacle's subsidiaries as of the date the offer commences and remain employees of Pinnacle or one of Pinnacle's subsidiaries through the date on which the tendered options are cancelled, but only if they live or work in the United States, France, Germany, Japan or the United Kingdom; however, members of the Board of Directors and all employees who are defined as "officers" for purposes of Section 16(b) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), (as listed on Schedule A-1 to this Offer to Exchange) are not eligible to participate. In order to receive a new option, you must remain an employee of Pinnacle as of the date the new options are granted, which will be at least six (6) months and one (1) day after the Cancellation Date. If Pinnacle does not extend the offer, the new options will be granted on June 19, 2002. (Page 17)

3. Are employees outside the United States eligible to participate?

     Yes. Employees who live or work in Germany, France, Japan and the United Kingdom are also eligible to participate.

4. Why is Pinnacle making the offer?

     We believe that granting stock options motivates high levels of performance and provides an effective means of recognizing employee contributions to the success of our company. The offer provides an opportunity for us to offer eligible employees a valuable incentive to stay with our company. Some of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of our shares. We believe these options are unlikely to be exercised in the foreseeable future. By making this offer to exchange outstanding options for new options that will have an exercise price equal to the market value of the underlying shares on the grant date, we intend to provide our eligible employees with the benefit of owning options that over time may have a greater potential to increase in value, create better performance incentives for eligible employees and thereby maximize shareholder value. (Page 18)

5. What are the conditions to the offer?

     The offer is not conditioned on a minimum number of options being tendered. Participation in the offer is completely voluntary. The conditions are described in Section 7 of this Offer to Exchange. (Page 23)

6. Are there any eligibility requirements that I must satisfy after the expiration date of the offer to receive the new options?

     To receive a grant of new options through the offer and under the terms of the particular Pinnacle stock option plan pursuant to which your old options were granted, you must be employed by Pinnacle or one of its subsidiaries as of the date the new options are granted.

     As discussed below, subject to the terms of this offer, we will grant the new options on the first business day which is at least six (6) months and one
(1) day after the date we cancel the options accepted for exchange. We expect that we will grant the new options on June 19, 2002. If, for any reason, you do not remain an employee of Pinnacle or one of its subsidiaries through the date we grant the new options, you will not receive any new options or other consideration in exchange for your tendered options that have been accepted for exchange and subsequently cancelled. You are reminded that unless expressly provided in your employment agreement, your employment with Pinnacle remains "at will" and can be terminated by you or Pinnacle at any time, with or without cause or notice. (Page 23)

7. How many new options will I receive in exchange for my tendered options?

     If you meet the eligibility requirements and subject to the terms of this offer, we will grant you new options to purchase the number of shares equal to the number of shares subject to the options you tender. If, however, prior to the date of grant of the new options Pinnacle enters into a merger or stock acquisition whereby Pinnacle is acquired by another company, then the new stock options you receive could be for the purchase of the acquiror's stock (as opposed to Pinnacle's), and the number of shares would be adjusted. For example, if we were acquired by means of a merger, you would receive the number of shares underlying options that were accepted for exchange and cancelled, multiplied by the exchange ratio that was used in the merger. New options will be granted under the same stock option plan pursuant to which your cancelled options were granted, unless prevented by law or applicable regulations. All new options will be subject to new option agreements between you and us. You must execute the new option agreement before receiving new options. (Page 17)

8. When will I receive my new options?

     We will grant the new options on the first business day which is at least six (6) months and one (1) day after the date we cancel the options accepted for exchange (the "New Option Grant Date"). Under no circumstances will we grant the new options prior to the New Option Grant Date. If we cancel tendered options on December 18, 2001, which is the scheduled date for the cancellation of the options (the first business day following the expiration date of the offer), the new options will be granted on June 19, 2002. You must continue to be an employee of Pinnacle or one of its subsidiaries on the New Option Grant Date to be eligible to receive the new options. (Page 21)

9. Why won't I receive my new options immediately after the expiration date of the offer?

     If we were to grant the new options on any date which is earlier than six
(6) months and one (1) day after the date we cancel the options accepted for exchange, we would be subject to onerous accounting charges. We would be required for financial reporting purposes to treat the new options as variable awards. This means that we would be required to record the non-cash accounting impact of decreases and increases in Pinnacle's stock price as a compensation expense for the new options issued under this offer. We would have to continue this variable accounting for these new options until they were exercised, forfeited or terminated. The higher the market value of our shares, the greater the compensation expense we would have to record. By deferring the grant of the new options for at least six (6) months and one (1) day, we believe we will not have to treat the new options as variable awards.

10. If I tender options in the offer, will I be eligible to receive other option grants before I receive my new options?

     No. If we accept options you tender in the offer, you cannot receive any other option grants before you receive your new options. We will defer until the New Option Grant Date the grant of other options, such as annual, bonus or promotional options, for which you may otherwise be eligible before the New Option Grant Date. We will defer the grant to you of these other options if we determine it is necessary for us to do so to avoid incurring compensation expense against our earnings because of accounting rules that could apply to these interim option grants as a result of the offer. Instead, we will issue a promise to grant stock option(s) to you on the date when such grant would no longer subject us to these onerous accounting charges as a result of the exchange offer. However, if you are no longer employed at Pinnacle or one of its subsidiaries on the date of grant of the new options, you will not receive new options even if a promise to grant stock option(s) has been issued to you. (Page
22)

11. Will I be required to give up all my rights to the cancelled options?

     Yes. Once we have accepted for exchange options tendered by you, your options will be cancelled and you will no longer have any rights under those options. We intend to cancel all options accepted for exchange on the first business day following the expiration of the offer. We expect the Cancellation Date to be December 18, 2001. (Page 21)

12. What will the exercise price of the new options be?

     The exercise price per share of the new options will be 100% of the fair market value of Pinnacle's common stock on the date of grant, as determined by the closing price of Pinnacle's common stock reported by the Nasdaq National Market on the date of grant of the new options.

     If, however, prior to the date of grant of the new options Pinnacle enters into a merger or stock acquisition whereby Pinnacle is acquired by another company, then the new stock options you receive could be for the purchase of the acquiror's stock (as opposed to Pinnacle's), with a per share exercise price equal to the fair market value of such acquiror's stock on the New Option Grant Date. Regardless of any such merger or stock acquisition, the New Option Grant Date will be at least six (6) months and one (1) day after the Cancellation Date.

     Accordingly, we cannot predict the exercise price of the new options. Because we will grant new options on the first business day that is at least six
(6) months and one (1) day after the date we cancel the options accepted for exchange, the new options may have a higher exercise price than some or all of your current options. We recommend that you evaluate current market quotes for our shares, among other factors, before deciding whether or not to tender your options. (Page 27)

13. When will the new options vest?

     The vesting of the newly issued options will be in accordance with the vesting schedule set forth below.

     The vesting start date for each new option will be the date that the new options are granted. The new options will, subject to your continued employment with Pinnacle on the date the New Options are granted, vest according to the following schedule:

     . 1/3 of the shares subject to the new option will vest immediately on the date that the new option is granted; and

     . the remainder of the shares subject to the new option will vest monthly over the twenty-four (24) months following the date that the new options are granted (at least six (6) months and one (1) day from the Cancellation Date.)

You will not receive any vesting credit for any time prior to the date that the new options are granted, even if the old options that you tender for exchange are vested, in whole or in part, on the Cancellation Date or would have vested, in whole or in part, during the six (6) month and one (1) day period following the Cancellation Date. As a result, you will not be able to purchase common stock pursuant to your new options as early as you would have been able to purchase common stock under your old options, had you not tendered your old options for exchange. For example:

     . An employee cancels an option to purchase 3,600 shares that is 1/2 vested at the time of cancellation.

     . The new option grant occurs six (6) months and one (1) day after the cancellation.

     . The new option will be 1/3rd vested at the time of grant, so the employee is vested as to 1,200 of the shares subject to the new option (which is 1/3rd of 3,600).

     . The new option will vest as to an additional 100 shares (which is 1/24th of the 2,400 remaining shares) subject to the new option for each of the following 24 months, at which time the new option will be 100% vested. (Page 27)

14. What if Pinnacle enters into a merger or stock acquisition whereby another company acquires Pinnacle?

     It is possible that, prior to the grant of new options, we might effect or enter into an agreement such as a merger or stock acquisition whereby another company acquires Pinnacle. The promise to grant stock option(s) that we will give you in exchange for your cancelled options is a binding commitment, and any successor of Pinnacle will honor that commitment.

     You should be aware that these types of transactions could have substantial effects on our stock price, including potentially substantial appreciation in the price of our shares. Depending on the structure of this type of transaction, tendering option holders might be deprived of any further price appreciation in the shares associated with the new options. For example, if our shares were acquired in a cash merger, the fair market value of our shares, and hence the price at which we grant the new options, would likely be a price at or near the cash price being paid for the shares in the transaction, yielding limited or no financial benefit to a recipient of the new options for that transaction. In addition, in the event of an acquisition of our company for stock, tendering option holders might receive options to purchase shares of a different issuer. Option holders who do not tender in the offer will have their outstanding options treated in accordance with the terms of the plan they are granted under and if their options are assumed by the successor to our company, those options would be priced in accordance with the terms of the transaction. This could potentially result in a greater financial benefit for those option holders who opted not to participate in this offer and who instead retained their original options.

     Finally, if another company acquires us, that company may, as part of the transaction or otherwise, decide to terminate some or all of our employees prior to the grant of new options under this option exchange program. Termination for this, or any other, reason before the replacement option is granted means that you will not receive the replacement option, nor will you receive any other consideration for the options that were cancelled.

15. Are there circumstances where I would not be granted new options?

     Yes. If, for any reason, you are no longer an employee on the date we grant new options, you will not receive any new options. You are reminded that unless expressly provided otherwise in your employment agreement, your employment with Pinnacle will remain "at-will" and can be terminated by you or Pinnacle at any time, with or without cause or notice. (Page 29)

     Moreover, even if we accept your tendered options, we will not grant new options to you if we are prohibited by applicable law or regulations from doing so. Such a prohibition could result from changes in SEC rules, regulations or policies or Nasdaq listing requirements. We will use reasonable efforts to avoid any such prohibitions, but if it is applicable throughout the period after the first business day that is at least six (6) months and one (1) day after we cancel the options accepted for exchange (the period after the date we intend to grant the new options), you will not be granted a new option. We do not anticipate any such prohibitions and are referring to the possibility in an abundance of caution. (Page 29)

16. If I choose to tender an option which is eligible for exchange, do I have to tender all the shares in that option?

     Yes. We will not accept partial tenders of the unexercised options subject to any individual option grant. However, you may tender the unexercised portion of any of your options. Accordingly, you may tender one or more of your option grants, but you must tender either all of the unexercised shares subject to each grant or none of the shares for that particular grant. For example and except as otherwise described below, if you hold (i) an option to purchase 1,000 shares at $5.00 per share, 700 of which you have already exercised, (ii) an option to purchase 1,000 shares at an exercise price of $10.00 per share and (iii) an option to purchase 2,000 shares at an exercise price of $15.00 per share, you may tender:


     .    none of your options,

     . options with respect to the 300 remaining unexercised shares under the first option grant,

     . options with respect to all 1,000 shares under the second option grant,

     .    options with respect to all 2,000 shares under the third option grant,

     . all unexercised options with respect to two of the three option grants, or

     .    all unexercised options under all three of the option grants.

     You may not tender options with respect to only a partial amount of unexercised shares under any particular option grant. (Page 17)

     Also, if you decide to tender any of your options, then you must tender all of your options that were granted to you during the six (6) month period prior to the commencement of the offer. For example, if you received an option grant in March 2001 and a grant in September 2001 and you want to tender your March 2001 option grant, you would also be required to tender your September 2001 option grant. (Page 17).

17. What happens to options that I choose not to tender or that are not accepted for exchange?

     Options that you choose not to tender for exchange or that we do not accept for exchange remain outstanding until they expire by their terms and retain their current exercise price and current vesting schedule.


     You should note that there is a risk that any incentive stock options you have may be affected, even if you do not participate in the exchange. We believe that eligible options that you choose not to tender for exchange will not be subject to current U.S. federal income tax if you do not elect to participate in the option exchange program. We also believe that the option exchange program will not change the U.S. federal income tax treatment of subsequent grants and exercises of your incentive stock options (and sales of shares acquired upon exercises of such options) if you do not participate in this offer to exchange options. However, the IRS may characterize this offer to exchange options as a "modification" of those incentive stock options, even if you decline to participate. In 1991, the IRS issued a private letter ruling in which another company's option exchange program was characterized as a "modification" of all of the incentive stock options that could be exchanged. This does not necessarily mean that our offer to exchange options will be viewed the same way. Private letter rulings given by the IRS contain the IRS's opinion regarding only the specific facts presented by a specific person or company. The person or company receiving the letter may rely on it, but no other person or company may rely on the letter ruling, nor may they assume the same opinion would apply to their situation, even if the facts at issue are similar. While such letters do not provide certainty, they may indicate how the IRS will view a similar situation. We therefore do not know if the IRS will assert the position that our offer constitutes a "modification" of incentive stock options eligible for tender. A successful assertion by the IRS of this position could extend the options' holding period to qualify for favorable tax treatment. Accordingly, to the extent you dispose of your incentive stock option shares prior to the lapse of the new extended holding period, your incentive stock option could be taxed similarly to a nonstatutory stock option.

18.  Will I have to pay taxes if I exchange my options in the offer?


     If you exchange your current options for new options, you should not be required under current law to recognize income for U.S. federal income tax purposes at the time of the exchange. Further, at the grant date of the new options, you will not be required under current law to recognize income for U.S. federal income tax purposes.

     For all employees, we recommend that you consult with your own tax advisor to determine the tax consequences of the offer that pertain to you. If you are living or working in the United States, but are also subject to the tax laws in another country, you should be aware that there may be other tax and social insurance consequences which may apply to you; you should be certain to consult your own advisors. In addition, we strongly urge you to read Sections 14 through 18 of the Offer to Exchange for a discussion of tax consequences which may apply to you as a result of participation in this offer. (Page 30)

19. If my current options are incentive stock options, will my new options be incentive stock options?

     If your current options are incentive stock options, your new options will be granted as incentive stock options to the maximum extent they qualify as incentive stock options under the tax laws on the date of the grant of the new options. For options to qualify as incentive stock options under the current tax laws, the value of shares subject to options that first become exercisable by the option holder in any calendar year cannot exceed $100,000, as determined using the option exercise price. The excess value is deemed to be a nonstatutory options stock option, which is an option that is not qualified to be an incentive stock option under the current tax laws. (Page 38)

20.  When will my new options expire?

     Your new options will expire ten (10) years from the date of grant, or earlier if your employment with Pinnacle terminates.

 21. When does the offer expire? Can the offer be extended, and if so, how will I be notified if it is extended?

     The offer expires on December 17, 2001, at 9:00 p.m., Pacific Standard Time, unless we extend it. We may, in our discretion, extend the offer at any time, but we cannot assure you that the offer will be extended or, if extended, for how long. If the offer is extended, we will make a public announcement of the extension no later than 6:00 a.m., Pacific Standard Time, on the next business day following the previously scheduled expiration of the offer period. (Page 43)

22. How do I tender my options?

     If you decide to tender your options, you must deliver, before 9:00 p.m., Pacific Standard Time, on December 17, 2001 (or such later date and time as we may extend the expiration of the offer), a properly completed and executed Election Form and any other documents required by the Election Form via facsimile (fax # (650) 930-1606) or hand delivery to Melanie Sherk. This is a one-time offer, and we will strictly enforce the tender offer period. We reserve the right to reject any or all tenders of options that we determine are not in appropriate form or that we determine are unlawful to accept. Subject to our rights to extend, terminate and amend the offer, we presently expect that we will accept all properly tendered options promptly after the expiration of the offer. (Page 19)

23.  During what period of time may I withdraw previously tendered options?

     You may withdraw your tendered options at any time before the offer expires at 9:00 p.m., Pacific Standard Time, on December 17, 2001. If we extend the offer beyond that time, you may withdraw your tendered options at any time until the extended expiration of the offer. In addition, although we currently intend to accept validly tendered options promptly after the expiration of this offer, if we have not accepted your tendered options by 9:00 p.m., Pacific Standard Time, on January 11, 2002, you may withdraw your tendered options at any time after January 11, 2002. To withdraw tendered options, you must deliver to us via facsimile (fax # (650) 930-1606) or hand delivery to Melanie Sherk a signed Notice to Withdraw from the Offer, with the required information while you still have the right to withdraw the tendered options. Once you have withdrawn options, you may re-tender options only by again following the delivery procedures described above. (Page 20)

     Please note that if you submit a Notice to Withdraw from the Offer, you will no longer participate in the offer. If you do not wish to withdraw all your tendered options from the offer, you should not submit a Notice to Withdraw from the Offer. If you wish to change your mind about which options to tender, you must submit a new Election Form. Please read the following question and answer regarding a change in election.

24.  Can I change my election regarding particular tendered options?

     Yes, you may change your election regarding particular tendered options at any time before the offer expires at 9:00 p.m., Pacific Standard Time, on December 17, 2001. If we extend the offer beyond that time, you may change your election regarding particular tendered options at any time until the extended expiration of the offer. In order to change your election, you must deliver to us a new Election Form via facsimile (fax # (650) 930-1606) or hand delivery to Melanie Sherk, which includes the information regarding your new election, and is signed and clearly dated after your original Election Form. (Page 20)

25. What do Pinnacle and the Board of Directors think of the offer?

     Although our Board of Directors has approved the offer, neither we nor our Board of Directors makes any recommendation as to whether you should tender or not tender your options. You must make your own decision whether or not to tender options. For questions regarding tax implications or other investment-related questions, you should talk to your own legal counsel, accountant and/or financial advisor.

26.  Whom can you talk to if you have questions about the offer?

     For additional information or assistance, you should contact:

     Melanie Sherk
     General Counsel
     Pinnacle Systems, Inc.
     280 North Bernardo Avenue
     Mountain View, CA 94043
    (650) 237-1637 (tel)
    (650) 930-1606 (fax)
     msherk@pinnaclesys.com

                                  CERTAIN RISKS
                          OF PARTICIPATING IN THE OFFER

     Participation in the offer involves a number of potential risks, including those described below. This list highlights the material risks of participating in this offer. If you are living or working in the United States, but are also subject to the tax laws in another country, you should be aware that there may be other tax and social insurance consequences which may apply to you; you should be certain to consult your own advisors. Eligible participants should carefully consider these risks and are encouraged to speak with an investment and tax advisor as necessary before deciding to participate in the offer. In addition, we strongly urge you to read Sections 14 through 18 in this Offer to Exchange discussing tax consequences for tax residents in the United States, France, Germany, Japan and the United Kingdom, as well as the rest of this Offer to Exchange, the Memorandum from Mark L. Sanders dated November 16, 2001, the Election Form and the Notice to Withdraw from the Offer for a more in-depth discussion of the risks which may apply to you before deciding to participate in the exchange offer.

                                 ECONOMIC RISKS
                                 --------------

- Participation in the offer will make you ineligible to receive any option grants until June 19, 2002 at the earliest.

     Employees are generally eligible to receive option grants at any time that the Board of Directors or Compensation Committee chooses to make them. However, if you participate in the offer, you will not be eligible to receive any option grants until June 19, 2002 at the earliest.

- If our stock price increases after the date your tendered options are cancelled, your cancelled options might have been worth more than the replacement options that you have received in exchange for them.

     For example, if you cancel options with a $10 strike price, and Pinnacle's stock appreciates to $20 per share when the replacement grants are made, your replacement option will have a higher strike price than the cancelled option.

- If Pinnacle is acquired by or merges with another company, your cancelled options might have been worth more than the replacement options that you have received in exchange for them.

     These types of transactions could have substantial effects on our stock price, including potentially substantial appreciation in the price of our stock. Depending on the structure of this type of transaction, tendering option holders might be deprived of any further price appreciation in the stock associated with the new options.

     In addition, in the event of an acquisition of our company for stock, tendering option holders might receive options to purchase shares of a successor to our company, where the exercise price of the new options would be equal to the fair market value of such acquiror's stock on the New Option

Grant Date. The New Option Grant Date, expected to be June 19, 2002, will be at least six (6) months and one (1) day after the cancellation of the tendered options. Option holders who do not tender in the offer will have their outstanding options treated in accordance with the terms of the plan they are granted under and if their options are assumed by the successor to our company, those options would be priced in accordance with the terms of the transaction. This could potentially result in a greater financial benefit for those option holders who opted not to participate in this offer and who instead retained their original options.

- If your employment terminates prior to the grant of the replacement option, you will receive neither a replacement option nor the return of your cancelled option.

     Once your option is cancelled, you will no longer have any rights with respect to the option. Accordingly, if your employment terminates for any reason prior to the grant of the replacement option, you will not have the benefit of either the cancelled option or the replacement option.

- If your employment terminates as part of a reduction-in-force prior to the grant of the replacement option, you will not receive either a replacement option or the return of your cancelled option.

     Pinnacle's revenues are dependent on the health of the economy and the growth of its customers and potential future customers. If the economic conditions in the United States remain stagnant or worsen or if a wider or global economic slowdown occurs, our business, operating results, and financial condition may be materially adversely impacted and we may undertake various measures to reduce our expenses including, but not limited to, a reduction-in-force of certain of our employees. Should your employment be terminated as part of any such reduction-in-force, you will not have the benefit of either the cancelled option or the replacement option.

- If your employment terminates as a result of an acquisition or merger of Pinnacle prior to the grant of the replacement option, you will not receive either a replacement option or the return of your cancelled option.

     If another company acquires Pinnacle, that company may, as part of the transaction or otherwise, decide to terminate some or all of our employees prior to the grant of new options under this option exchange program. Termination for this, or any other, reason before the replacement option is granted means that you will not receive the replacement option, nor will you receive any other consideration for the options that were cancelled.

                      TAX-RELATED RISKS FOR U.S. RESIDENTS
                      ------------------------------------

- Your replacement option may be a nonstatutory stock option, whereas your cancelled option may have been an incentive stock option.

     If your cancelled option was an incentive stock option, your new option will be an incentive stock option, but only to the extent that it qualifies under the Internal Revenue Code of 1986, as amended. For options to qualify as incentive stock options, the value of shares subject to options that first become exercisable by the option holder in any calendar year cannot exceed $100,000, as determined by the option exercise price. It is possible that by participating in this exchange, your options will exceed this limit and will be treated as nonstatutory stock options. In general, nonstatutory stock options are less favorable to you from a tax perspective. For more detailed information, please read the rest of the Offer to Exchange, and see the tax disclosure set forth in the Form S-8 prospectus for each of the 1996 Plan and the 1996 Supplemental Plan, which is attached as exhibit (d)(2) to the Schedule TO filed with the SEC in connection with this Offer to Exchange.

- Even if you elect not to participate in the option exchange program, your incentive stock options may be affected.

     We believe that you will not be subject to current U.S. federal income tax if you do not elect to participate in the option exchange program. We also believe that the option exchange program will not change the U.S. federal income tax treatment of subsequent grants and exercises of your incentive stock options (and sales of shares acquired upon exercises of such options) if you do not participate in this offer to exchange options. However, the IRS may characterize this offer to exchange options as a "modification" of those incentive stock options, even if you decline to participate. In 1991, the IRS issued a private letter ruling in which another company's option exchange program was characterized as a "modification" of all of the incentive stock options that could be exchanged. This does not necessarily mean that our offer to exchange options will be viewed the same way. Private letter rulings given by the IRS contain the IRS's opinion regarding only the specific facts presented by a specific person or company. The person or company receiving the letter may rely on it, but no other person or company may rely on the letter ruling, nor may they assume the same opinion would apply to their situation, even if the facts at issue are similar. While such letters do not provide certainty, they may indicate how the IRS will view a similar situation. We therefore do not know if the IRS will assert the position that our offer constitutes a "modification" of incentive stock options eligible for tender. A successful assertion by the IRS of this position could extend the options' holding period to qualify for favorable tax treatment. Accordingly, to the extent you dispose of your incentive stock option shares prior to the lapse of the new extended holding period, your incentive stock option could be taxed similarly to a nonstatutory stock option.

                  TAX-RELATED RISKS FOR TAX RESIDENTS OF FRANCE
                  ---------------------------------------------

     Under general tax principles in France, you will not be subject to current tax at the time of cancellation of your options if you elect to participate in the exchange program. Please see Section 15 for a more detailed discussion of the potential tax consequences of participation in the option exchange program. We strongly recommend that you consult with your personal tax advisor prior to participating in the option exchange program.

     If you elect not to participate in the option exchange program, the treatment of your "old" options will be the same as the treatment of the new options, as described in Section 15.

                 TAX-RELATED RISKS FOR TAX RESIDENTS OF GERMANY
                 ----------------------------------------------

     Since there are no specific rules on the exchange of stock options, it is possible that the cancellation of your old options will be considered a taxable event by the German tax authorities. You will not be subject to tax on the new option when it is granted, but you will be subject to tax when you exercise the new options. You will also be subject to tax upon the sale of the shares subject to the option, unless you have met certain conditions. Please see Section 16 for a more detailed discussion of the tax consequences of participation in the option exchange program. We strongly recommend that you consult with your personal tax advisor prior to participating in the option exchange program.

     We believe that you will not be subject to current tax in Germany if you elect not to participate in the option exchange program. Taxation at date of exercising the old options will most likely considered the taxable event.

                  TAX-RELATED RISKS FOR TAX RESIDENTS OF JAPAN
                  --------------------------------------------

     Under general tax principles in Japan, we believe that you will not be subject to current tax in Japan at the time of cancellation if you elect to participate in the option exchange program. Please see Section 17 for a more detailed discussion of the potential tax consequences of participation in the offer. We strongly recommend that you consult with your personal tax advisor prior to participating in the option exchange program.

     We believe you will not be subject to current tax in Japan if you elect not to participate in the option exchange program.

            TAX-RELATED RISKS FOR TAX RESIDENTS OF THE UNITED KINGDOM
            ---------------------------------------------------------

     Under general tax principles in the United Kingdom, you will not be subject to current tax at the time of cancellation if you elect to participate in the option exchange program. It should be noted that the value of shares could fluctuate downward as well as upward.

     When you exercise the new option you will be subject to income tax on the difference between the fair market value of the shares on the date of exercise and the exercise price. You will also be liable to pay employee's National Insurance Contributions ("NICs") on the proceeds at exercise if your earnings do not already exceed the maximum limit for NIC purposes - (pound)575 per week for the U.K. tax year April 6, 2001 to April 5, 2002.

     When you sell your shares, you may be subject to capital gains tax. The tax is due on any increase in the value of the stock between the date on which you exercised your options and the sale proceeds realized when you sell the shares. Any capital gains tax you may owe is subject to an annual personal exemption (currently (pound)7,500 for the U.K. tax year April 6, 2001 to April 5, 2002) and to taper relief calculated with reference to the period of time during which you held the shares.

     Please see Section 18 for a more detailed discussion of the potential tax consequences of participation in the option exchange program. We strongly recommend that you consult with your personal tax advisor prior to participating in the option exchange program.

     We believe you will not be subject to current tax in the United Kingdom if you elect not to participate in the option exchange program.

            TAX-RELATED RISKS FOR TAX RESIDENTS OF NON-U.S. COUNTRIES
            ---------------------------------------------------------

     If you are eligible for this exchange because you are an employee living or working in the United States, but are also subject to the tax laws in another country, you should be aware that there may be other tax and social insurance consequences which may apply to you. You should be certain to consult your own tax advisors to discuss these consequences.

                             BUSINESS-RELATED RISKS
                             ----------------------

     For a description of risks related to Pinnacle's business, please see
Section 23 of this Offer to Exchange.

                                  INTRODUCTION

     Pinnacle is offering to exchange certain outstanding options to purchase shares of Pinnacle common stock held by eligible employees for new options we will grant under the same Pinnacle stock plan pursuant to which your old options were granted. Outstanding options issued under the 1996 Plan or the 1996 Supplemental Plan are eligible to be exchanged. An "eligible employee" refers to employees of Pinnacle or its subsidiaries who are employees as of the date the offer commences and remain employees through the date the tendered options are cancelled; however, only employees who live or work in the United States, France, Germany, Japan or the United Kingdom are eligible to participate in the exchange offer. In addition, members of our Board of Directors and all employees who are defined as officers for purposes of Section 16(b) of the Exchange Act ("Section 16(b) officers"), are not eligible to participate in the exchange offer. Our directors and the Section 16(b) officers are listed on Schedule A-1 to this Offer to Exchange. We are making the offer upon the terms and the conditions described in this Offer to Exchange Certain Outstanding Options for New Options and in the related Memorandum from Mark L. Sanders dated November 16, 2001, the Election Form and the Notice to Withdraw from the Offer (which together, as they may be amended from time to time, constitute the "offer" or "program").

     The number of shares subject to the new options to be granted to each eligible employee will be equal to the number of shares subject to the options tendered by the eligible employee and accepted for exchange. Subject to the terms and conditions of this offer, we will grant the new options on the first business day which is at least six (6) months and one (1) day after the date we cancel the options accepted for exchange. The grant date for the new options will be on or about June 19, 2002, unless the offer is extended, in which case the grant date of the new options will be at least six (6) months and one (1) day after the cancellation of the options accepted for exchange. You may only tender options for all or none of the unexercised shares subject to an individual option grant. All tendered options accepted by us through the offer will be cancelled on the day following the date the offer expires or as soon as possible thereafter (the "Cancellation Date"). If you tender any option grant for exchange, you will be required to also tender all option grants that you received during the six (6) month period immediately prior to the commencement of this offer. This offer commenced on November 16, 2001, which means that if you participate in the offer, you will be required to tender all options granted to you since May 16, 2001, including any options granted between the date the offer commences and the date the options are cancelled.

     The offer is not conditioned on a minimum number of options being tendered. The offer is subject to conditions that we describe in Section 7 of this Offer to Exchange.

     If you tender options for exchange as described in the offer and we accept your tendered options, then, subject to the terms of this offer, we will grant you new options under the particular Pinnacle stock option plan pursuant to which your old options were granted.

     The exercise price per share of the new options will be 100% of the fair market value of Pinnacle's common stock on the date of grant, as determined by the closing price of Pinnacle's common stock reported by the Nasdaq National Market on the date of grant of the new options.

     Each new option will be exercisable for the same number of shares as were exercisable under the tendered options. The vesting start date for each new option will be the date that the new options are granted. The new options will, subject to your continued employment with Pinnacle on the date the new options are granted, vest according to the following schedule:

     . 1/3 of the shares subject to the new option will vest immediately on the date that the new option is granted; and

     . the remainder of the shares subject to the new option will vest monthly over the twenty-four (24) months following the date that the new options are granted (at least six (6) months and one (1) day from the Cancellation Date.)

You will not receive any vesting credit for any time prior to the date that the new options are granted, even if the old options that you tender for exchange are vested, in whole or in part, on the Cancellation Date or would have vested, in whole or in part, during the six (6) month and one (1) day period following the Cancellation Date. As a result, you will not be able to purchase common stock pursuant to your new options as early as you would have been able to purchase common stock under your old options, had you not tendered your old options for exchange. For example:

     . An employee cancels an option to purchase 3,600 shares that is 1/2 vested at the time of cancellation.

     . The new option grant occurs six (6) months and one (1) day after the cancellation.

     . The new option will be 1/3rd vested at the time of grant, so the employee is vested as to 1,200 of the shares subject to the new option (which is 1/3rd of 3,600).

     . The new option will vest as to an additional 100 shares (which is 1/24th of the 2,400 remaining shares) subject to the new option for each of the following 24 months, at which time the new option will be 100% vested.

     As of November 5, 2001, options to purchase 13,024,477 of our shares were issued and outstanding under the 1996 Plan and the 1996 Supplemental Plan combined, and options to purchase 1,730,015 of our shares were issued and outstanding outside of the two plans. Of the total options issued and outstanding, options to purchase approximately 11,221,312 of our shares, constituting approximately 76% of the aggregate 14,754,492 options outstanding, were held by employees eligible to participate in the offer.

                                    THE OFFER

     1.   Eligibility.
          -----------

     Employees are "eligible employees" if they are employees of Pinnacle or one of Pinnacle's subsidiaries as of the date the offer commences and remain employees through the date on which the tendered options are cancelled if, and only if, they live or work in the United States, France, Germany, Japan or the United Kingdom. However, members of the Board of Directors and all employees who are defined as "officers" for purposes of Section 16(b) of the Exchange Act are not eligible to participate in the offer. Our directors and the employees of Pinnacle who are officers for the purposes of such Section 16(b) are listed on Schedule A-1 to this Offer to Exchange.

     In order to receive a new option, you must remain an employee as of the date the new options are granted (the "New Option Grant Date"), which will be at least six (6) months and one (1) day after the Cancellation Date. If Pinnacle does not extend the offer, the new options will be granted on June 19, 2002.

     Only outstanding, unexercised options granted pursuant to the 1996 Plan and the 1996 Supplemental Plan may be tendered for exchange. Each option grant that is tendered for exchange must be tendered for the entirety of the portion that remains outstanding and unexercised. If you tender any options for exchange, all options granted in the six (6) months prior to the commencement of the offer must also be tendered.


     2. Number of options; expiration date.
        ----------------------------------

     Subject to the terms and conditions of the offer, we will exchange outstanding, unexercised options held by eligible employees that are properly tendered in accordance with Section 4 of this Offer to Exchange and not validly withdrawn in accordance with Section 5 of this Offer to Exchange before the "expiration date," as defined below, in return for new options. We will not accept partial tenders of the unexercised options subject to any individual option grant. Therefore, you must tender options for either all or none of the unexercised shares subject to each of your eligible options. In addition, if you tender any option grant for exchange, you will be required to also tender all option grants that you received during the six (6) month period prior to the date offer commenced. This offer commenced on November 16, 2001, which means that if you participate in the offer, you will be required to tender all options granted to you since May 16, 2001, including any options granted between the date the offer commences and the Cancellation Date.

     If your options are properly tendered and accepted for exchange, the options will be cancelled and, subject to the terms of this offer, you will be entitled to receive one or more new options to purchase the number of shares of common stock equal to the number of shares subject to the options tendered by you and accepted for exchange, subject to adjustments for any stock splits, stock dividends and similar events. All new options will be subject to the terms of the particular Pinnacle stock option plan pursuant to which your old options were granted, and to a new option agreement between you and us. If, for any reason, you do not remain an employee of Pinnacle or its subsidiaries through the date we grant the new options, you will not receive any new options or other consideration in exchange for your tendered options that have been accepted for exchange. This means that if you quit, with or without a good reason, or die or we terminate your employment, with or without cause, prior to the date we grant the new options, you will not receive anything for the options that you tendered and we cancelled.

     The term "expiration date" means 9:00 p.m., Pacific Standard Time, on December 17, 2001, unless and until we, in our discretion, have extended the period of time during which the offer will remain open, in which event the term "expiration date" refers to the latest time and date at which the offer, as so extended, expires. See Section 19 of this Offer to Exchange for a description of our rights to extend, delay, terminate and amend the offer.

     If we decide to take any of the following actions, we will publish notice or otherwise inform you in writing of such action:

     . we increase or decrease the amount of consideration offered for the options,

     . we decrease the number of options eligible to be tendered in the offer, or

     . we increase the number of options eligible to be tendered in the offer by an amount that exceeds 2% of the shares issuable upon exercise of the options that are subject to the offer immediately prior to the increase

     If the offer is scheduled to expire at any time earlier than the tenth
(10th) business day from, and including, the date that notice of the increase or decrease is first published, sent or given in the manner specified in Section 19 of this Offer to Exchange, we will extend the offer so that the offer is open at least ten (10) business days following the publication, sending or giving of notice.

     We will also notify you of any other material change in the information contained in this Offer to Exchange.

     For purposes of the offer, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Standard Time.

     3.   Purpose of the offer.
          --------------------

     We issued the options outstanding to:

     . provide our eligible employees with additional incentive and to promote the success of our business, and

     .    encourage our eligible employees to continue their employment with us.


     One of the keys to our continued growth and success is the retention of our most valuable asset, our employees. The offer provides an opportunity for us to offer our eligible employees a valuable incentive to stay with Pinnacle. Some of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of our shares. We believe these options are unlikely to be exercised in the foreseeable future. By making this offer to exchange outstanding options for new options that will have an exercise price at least equal to the market value of the shares on the grant date, we intend to provide our eligible employees with the benefit of owning options that over time may have a greater potential to increase in value, create better performance incentives for employees and thereby maximize shareholder value. Because we will not grant new options until at least six (6) months and one (1) day after the date we cancel the options accepted for exchange, the new options may have a higher exercise price than some or all of our current outstanding options.

     Neither we nor our Board of Directors makes any recommendation as to whether you should tender or not tender your options, nor have we authorized any person to make any such recommendation. You are urged to evaluate carefully all of the information in this Offer to Exchange and to consult your own investment and tax advisors. You must make your own decision whether or not to tender your options for exchange.

     4.   Procedures for tendering options.
          --------------------------------

     Proper Tender of Options.
     ------------------------

     To validly tender your options through the offer, you must, in accordance with the terms of the Election Form, properly complete, execute and deliver the Election Form to us via facsimile (fax # (650) 930-1606) or hand delivery to Melanie Sherk, along with any other required documents. Melanie Sherk must receive all of the required documents before the expiration date. The expiration date is 9:00 p.m. Pacific Standard Time on December 17, 2001.

     The delivery of all documents, including Election Forms and any Notices to Change Election from Accept to Reject and any other required documents, is at your risk. We intend to confirm the receipt of your Election Form within two
(2) business days; if you have not received such a confirmation of receipt, it is your responsibility to ensure that your Election Form has been received by us.

     Determination of Validity; Rejection of Options; Waiver of Defects; No
     ----------------------------------------------------------------------
Obligation to Give Notice of Defects.
------------------------------------

     We will determine, in our discretion, all questions as to the form of documents and the validity, form, eligibility, including time of receipt, and acceptance of any tender of options. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any or all tenders of options that we determine are not in appropriate form or that we determine are unlawful to accept. Otherwise, we will accept properly and timely tendered options that are not validly withdrawn. We also reserve the right to waive any of the conditions of the offer for all option holders or waive any defect or irregularity in any tender of any particular options or for any particular option holder. No tender of options will be deemed to have been properly made until all defects or irregularities have been cured by the tendering option holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in tenders, nor will anyone incur any liability for failure to give any notice. This is a one-time offer, and we will strictly enforce the offer period, subject only to an extension which we may grant in our sole discretion.

     Our Acceptance Constitutes an Agreement.
     ---------------------------------------

     Your tender of options pursuant to the procedures described above constitutes your acceptance of the terms and conditions of the offer. Our acceptance for exchange of your options tendered by you through the offer will constitute a binding agreement between us and you upon the terms and subject to the conditions of the offer.

     Subject to our rights to extend, terminate and amend the offer, discussed in Section 19 of this Offer to Exchange, we currently expect that we will accept promptly after the expiration of the offer all properly tendered options that have not been validly withdrawn.

     5.   Withdrawal Rights and Change of Election.
          ----------------------------------------

     You may only withdraw your tendered options or change your election in accordance with the provisions of this Section.

     You may withdraw your tendered options at any time before 9:00 p.m., Pacific Standard Time, on December 17, 2001. If we extend the offer beyond that time, you may withdraw your tendered options at any time until the extended expiration of the offer. In addition, if we have not accepted your tendered options for exchange by 9:00 p.m., Pacific Standard Time, on January 11, 2002, you may withdraw your tendered options at any time after January 11, 2002.

     To validly withdraw tendered options, you must deliver to Melanie Sherk via facsimile (fax # (650) 930-1606) or hand delivery, in accordance with the procedures listed in this Section 5, a signed and dated Notice to Withdraw from the Offer, with the required information, while you still have the right to withdraw the tendered options.

     To validly change your election regarding the tender of particular options, you must deliver a new Election Form to Melanie Sherk via facsimile (fax # (650) 930-1606) or hand delivery, in accordance with the procedures listed in this
Section 5. If you deliver a new Election Form that is properly signed and dated, it will replace any previously submitted Election Form, which will be disregarded. The new Election Form must be signed and dated and must specify:

     .    the name of the option holder who tendered the options,

     .    the grant number of all options to be tendered,

     .    the grant date of all options to be tendered,

     .    the exercise price of all options to be tendered, and

     . the total number of unexercised option shares subject to each option to be tendered.

     Even if you change your election regarding the tender of certain option grants, your continued participation in the offer means that you must tender all grants received since May 16, 2001, including any options granted between the date the offer commences and the Cancellation Date.

     Except as described in the following sentences, the Notice to Withdraw from the Offer and any new or amended Election Form must be executed by the option holder who tendered the options to be withdrawn exactly as the option holder's name appears on the option agreement or agreements evidencing such options. If the option holder's name has legally been changed since the signing of the option agreement, the option holder must submit proof of the legal name change. If the signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or another person acting in a fiduciary or representative capacity, the signer's full title and proper evidence of the authority of such person to act in that capacity must be indicated on the notice of withdrawal.

     You may not rescind any withdrawal, and any options you withdraw will thereafter be deemed not properly tendered for purposes of the offer, unless you properly re-tender those options before the expiration date by following the procedures described in Section 5 of this Offer to Exchange.

     Neither we nor any other person is obligated to give notice of any defects or irregularities in any Notice to Withdraw from the Offer or any new or amended Election Form, nor will anyone incur any liability for failure to give any notice. We will determine, in our discretion, all questions as to the form and validity, including time of receipt, of Notices to Withdraw from the Offer and new or amended Election Forms. Our determination of these matters will be final and binding.

     6.   Acceptance of options for exchange and issuance of new options.
          --------------------------------------------------------------

     Upon the terms and conditions of the offer and promptly following the expiration date, we will accept for exchange and cancel eligible options properly tendered and not validly withdrawn before the expiration date. Only options issued under the 1996 Plan or the 1996 Supplemental Plan are eligible options. Once the options are cancelled, you will no longer have any rights with respect to those options. Subject to the terms and conditions of this offer, if your options are properly tendered and accepted for exchange, these options will be cancelled as of the date of our acceptance, which we anticipate to be December 18, 2001, and you will be granted new options on the first business day that is at least six (6) months and one (1) day after the date we cancel the options accepted for exchange.

     If the options you tendered were incentive stock options, your new options will also be incentive stock options, to the extent they qualify as incentive stock options under the Internal Revenue Code of 1986, as amended. All other newly granted options will be nonstatutory stock options. Thus, subject to the terms and conditions of this offer, if your options are properly tendered by December 17, 2001, the scheduled expiration date of the offer, and accepted for exchange and cancelled on December 18, 2001 you will be granted new options on or about June 19, 2002. If we accept and cancel options properly tendered for exchange after December 18, 2001, the period in which the new options will be granted will be similarly delayed. Promptly after we accept and cancel options tendered for exchange, we will issue to you a Promise to Grant Stock Option(s), which will evidence our binding commitment to grant stock options to you on a date no earlier than June 19, 2002 covering the same number of shares as the options cancelled pursuant to this offer, provided that you remain an eligible employee on the date on which the grant is to be made.

     If we accept options you tender in the offer, we will defer any grant to you of other options, such as annual, bonus or promotional options, for which you may be eligible before the new option grant date until the new option grant date, so that you will not be granted any new options for any reason until at least six (6) months and one (1) day after any of your tendered options have been cancelled. We will defer the grant to you of these other options in order to avoid incurring compensation expense against our earnings as a result of accounting rules that could apply to these interim option grants as a result of the offer. We may issue to you a Promise to Grant Stock Option(s), which is a binding commitment to grant you an option or options on a date no earlier than June 19, 2002, provided that you remain an eligible employee on the date on which the grant is to be made.

     It is possible that, prior to the grant of new options, we might effect or enter into an agreement such as a merger or stock acquisition whereby another company would acquire Pinnacle. The Promise to Grant Stock Option(s) which we will give you evidences our binding commitment to you, and any successor to our company will honor that commitment. Accordingly, in the event of any such merger or acquisition, the acquiror would be obligated to grant you a new stock option on the New Option Grant Date, which is expected to be June 19, 2002 (assuming that Pinnacle does not extend the offer), if you are an employee of the acquiror or one of its subsidiaries on that date. Such a stock option could be for the purchase of the acquiror's stock (as opposed to Pinnacle's) and as a result, the number of shares subject to your new option would be adjusted. For example, if we were acquired by means of a merger, the number of shares would be equal to the number of our shares that you would have received, multiplied by the exchange ratio that was used in the merger. Your new option to purchase such acquiror's stock would have an exercise price equal to the fair market value of such acquiror's stock on the New Option Grant Date.

     Your new options will entitle you to purchase the number of shares which is equal to the number of shares subject to the options you tender, as adjusted for any stock splits, stock dividends and similar events. If, for any reason, you are not an employee of Pinnacle, its subsidiaries or a successor entity through the date we grant the new options, you will not receive any new options or other consideration in exchange for your tendered options which have been cancelled pursuant to this offer.


     We will not accept partial tenders of the unexercised options subject to any individual option grant. However, you may tender the unexercised portion of any option. Accordingly, you may tender one or more of your option grants, but you must tender either all of the unexercised shares subject to that option or none of those shares. In addition, if you tender any option grant for exchange, you will be required to also tender all option grants that you received during the six (6) month period prior to the commencement of the offer. This offer commenced on November 16, 2001, which means that if you participate in the offer, you will be required to tender all options granted to you since May 16, 2001, including any options granted between the date the offer commences and the Cancellation Date.

     Within two (2) business days of the receipt of your Election Form or your Notice to Withdraw from the Offer, Pinnacle intends to send via either e-mail or regular mail the option holder a Confirmation of Receipt. However, this is not by itself an acceptance of the options for exchange. For purposes of the offer, we will be deemed to have accepted options for exchange that are validly tendered and not properly withdrawn as of the time when we give oral or written notice to Melanie Sherk, or to the option holders of our acceptance for exchange of such options, which notice may be made by press release. Subject to our rights to extend, terminate and amend the offer, discussed in Section 15 of this Offer to Exchange, we currently expect that we will accept promptly after the expiration of the offer all properly tendered options that are not validly withdrawn. Options accepted for exchange will be cancelled on the Cancellation Date, which we presently expect to be December 18, 2001.

     7.   Conditions of the offer.
          -----------------------

     Notwithstanding any other provision of the offer, we will not be required to accept any options tendered for exchange, and we may terminate or amend the offer, or postpone our acceptance and cancellation of any options tendered for exchange, in each case, subject to Rule 13e-4(f)(5) under the Exchange Act, if at any time on or after November 16, 2001, and prior to the expiration date, any of the following events has occurred, or has been determined by us to have occurred, and, in our reasonable judgment in any case and regardless of the circumstances giving rise to the event, including any action or omission to act by us, the occurrence of such event or events makes it inadvisable for us to proceed with the offer or with such acceptance and cancellation of options tendered for exchange:

     . there shall have been threatened or instituted or be pending any action or proceeding by any governmental, regulatory or administrative agency or authority that directly or indirectly challenges the making of the offer, the acquisition of some or all of the tendered options pursuant to the offer, or the issuance of new options, or otherwise relates in any manner to the offer, or that, in our reasonable judgment, could materially and adversely affect our business, condition, income, operations or prospects or materially impair the contemplated benefits of the offer to Pinnacle;

     . there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be eligible to the offer or Pinnacle, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or might directly or indirectly:

          (1) make the acceptance for exchange of, or issuance of new options for, some or all of the tendered options illegal or otherwise restrict or prohibit consummation of the offer or that otherwise relates in any manner to the offer;

          (2) delay or restrict our ability, or render us unable, to accept for exchange, or issue new options for, some or all of the tendered options;

          (3) materially impair the contemplated benefits of the offer to Pinnacle; or

          (4) materially and adversely affect Pinnacle's business, condition, income, operations or prospects;

     . there shall have occurred any change, development, clarification or position taken in generally accepted accounting standards that could or would require us to record compensation expense against our earnings in connection with the offer for financial reporting purposes;

     . a tender or exchange offer for some or all of our shares, or a merger or acquisition proposal for Pinnacle, shall have been proposed, announced or made by another person or entity or shall have been publicly disclosed;

     . any change or changes shall have occurred in Pinnacle's business, condition, assets, income, operations, prospects or stock ownership that, in our reasonable judgment, is or may be material to Pinnacle or may materially impair the contemplated benefits of the offer to Pinnacle; or

     . any of our executive officers or directors shall have tendered any of their options pursuant to the offer


     The conditions to the offer are for Pinnacle's benefit. We may assert them in our discretion regardless of the circumstances giving rise to them before the expiration date. We may waive them, in whole or in part, at any time and from time to time prior to the expiration date, in our discretion, whether or not we waive any other condition to the offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this Section 7 will be final and binding upon all persons.

     8.   Price range of shares underlying the options.
          --------------------------------------------

     The shares underlying your options are currently traded on the Nasdaq National Market under the symbol "PCLE". The following table shows, for the periods indicated, the high and low sales prices per share/1/ of our common stock as reported by the Nasdaq National Market.

--------
/1/ As adjusted for the 2-for-1 forward stock split that we implemented in each of June 1999 and March 2000.

                                                         High             Low
                                                       --------         -------
Fiscal Year 2002
         Quarter ended September 30, 2001...........   $  5.490         $ 2.800

Fiscal Year 2001
         Year ended June 30, 2001...................     24.563           4.580
         Quarter ended June 30, 2001................     12.563           4.580
         Quarter ended March 31, 2001...............     10.875           5.188
         Quarter ended December 31, 2000............     12.625           6.469
         Quarter ended September 30, 2000...........     24.563           7.188


     As of November 9, 2001, the last reported sale price during regular trading hours of our common stock, as reported by the Nasdaq National Market, was $4.30 per share.

     We recommend that you evaluate current market quotes for our common stock, among other factors, before deciding whether or not to tender your options.

     9.   Source and amount of consideration; terms of new options
          --------------------------------------------------------
     Consideration.
     -------------

     We will issue new options to purchase shares of common stock under either the 1996 Plan or the 1996 Supplemental Plan, depending upon the plan pursuant to which your eligible outstanding options were issued, so that your new options are granted under the same plan(s) as the options you properly tendered and accepted for exchange and cancellation by us. The number of shares subject to the new options to be granted to each option holder will be equal to the number of shares subject to the options tendered by the option holder and accepted for exchange and cancelled by us, as adjusted for any stock splits, reverse stock splits, stock dividends and similar events. If we receive and accept tenders of all outstanding options from eligible employees, subject to the terms and conditions of this offer we will grant new options to purchase a total of approximately 10,474,177 shares of common stock. The shares issuable upon exercise of these new options would equal approximately 83% of the total shares of our common stock outstanding as of November 5, 2001.

     Terms of New Options.
     --------------------

     The new options will be granted under either the 1996 Plan or the 1996 Supplemental Plan, depending upon the plan pursuant to which your old options were issued. For every new option granted, a new option agreement will be entered into between Pinnacle and each option holder who has tendered options in the offer. The terms and conditions of the new options may vary from the terms and conditions of the options tendered for exchange, but generally will not substantially and adversely affect the rights of option holders. However, you should note that new options will only be incentive stock options to the extent they qualify under the Internal Revenue Code of 1986, as amended. For options to qualify as incentive stock options, the value of shares subject to options that first become exercisable by the option holder in any calendar year cannot exceed $100,000, as determined using the option exercise price. It is possible that by participating in this exchange, your options will exceed this limit and will be treated as nonstatutory stock options. Nonstatutory stock options receive tax treatment which is generally less favorable than the treatment received by incentive stock options. Please read "U.S. Federal Income Tax Consequences" later in this Section, as well as Sections 14 through 18 of this Offer to Exchange for a discussion of the potential tax consequences for tax residents of the United States, France, Germany, Japan and the United Kingdom.

     If you are living or working in the United States, but are also subject to the tax laws in another country, you should be aware that there may be other tax and social insurance consequences which may apply to you; you should be certain to consult your own advisors to discuss these consequences. In addition, you should note that because we will not grant new options until at least six (6) months and one (1) day after the date we cancel the options accepted for exchange, the new options may have a higher exercise price than some or all of the options tendered for exchange. The following description summarizes the material terms of each of the 1996 Plan, the 1996 Supplemental Plan and the options granted under each plan.

     1996 Stock Plan.
     ---------------

     The maximum number of shares available for issuance through the exercise of options granted under our 1996 Plan is 5,740,000 shares. Our 1996 Plan permits the granting of options intended to qualify as incentive stock options under the Internal Revenue Code and options that do not qualify as incentive stock options, referred to as nonstatutory stock options.

     Administration.
     --------------

     The 1996 Plan is administered by the Board of Directors or a committee appointed by the Board of Directors (the "Administrator"). Subject to the other provisions of the 1996 Plan, the Administrator has the power to determine the terms and conditions of the options granted, including the exercise price, the number of shares subject to the option and the exercisability of the options.

     Term.
     ----

     Options generally have a term of ten (10) years. Incentive Stock Options granted to an employee who, at the time the incentive stock option is granted, owns stock representing more than 10% of the voting rights of all classes of stock of Pinnacle or an affiliate company have a term of no more than five (5) years.

     Termination.
     -----------

     Except as your option agreement otherwise provides, your options will terminate following the termination of your employment, unless the options are exercised, to the extent that they were exercisable immediately before such termination, within the time frame permitted by your stock option agreement or, if no time period is specified in your option agreement, within ninety (90) days following your termination. In the event that the termination of your employment is by reason of permanent or total disability or death, you, or your executors, administrators, legatees or distributees of your estate, may exercise any option held by you at the date of your employment termination, to the extent that it was exercisable immediately before such termination, within the time frame specified in your option agreement or, if no time is specified, for one (1) year following such termination.

     The termination of your option under the circumstances specified in this section will result in the termination of your interests in our 1996 Plan. In addition, your option may terminate, together with our stock option plans and all other outstanding options issued to other employees, following the occurrence of certain corporate events, as described below.

     Exercise Price.
     --------------

     Generally, the Administrator determines the exercise price at the time the option is granted. For all eligible employees, the exercise price per share of the new options will be one hundred percent (100%) of the fair market value of Pinnacle's common stock on the date of grant of the new options, as determined by the closing price of Pinnacle's common stock reported by the Nasdaq National Market on the date of grant of the new options.

     However, the exercise price may not be less than one hundred and ten percent (110%) of the closing price per share reported by the Nasdaq National Market on the date of grant for options intended to qualify as incentive stock options, granted to an employee who, at the time the incentive stock option is granted, owns stock representing more than ten percent (10%) of the voting rights of all classes of stock of Pinnacle or an affiliate company.

     Notwithstanding the above, incentive stock options and nonstatutory options may be granted at an exercise price of less than one hundred percent (100%) of the fair market value on the date of grant as determined by the closing price reported by the Nasdaq National Market on the date of grant pursuant to a merger or other corporate transaction.

     Vesting and Exercise.
     --------------------

     Each stock option agreement specifies the term of the option and the date when the option becomes exercisable. The terms of vesting are determined by the Administrator. Options granted by us generally vest at a rate of 25% of the shares subject to the option after twelve (12) months, and then 1/48th of the shares subject to the option vest each month thereafter, provided the employee remains continuously employed by Pinnacle.

     The vesting start date for each new option will be the date that the new options are granted. The new options will, subject to your continued employment with Pinnacle on the date the new options are granted, vest according to the following schedule:

     . 1/3 of the shares subject to the new option will vest immediately on the date that the new option is granted; and

     . the remainder of the shares subject to the new option will vest monthly over the twenty-four (24) months following the date that the new options are granted (at least six (6) months and one (1) day from the Cancellation Date.)

You will not receive any vesting credit for any time prior to the date that the new options are granted, even if the old options that you tender for exchange are vested, in whole or in part, on the Cancellation Date or would have vested, in whole or in part, during the six (6) month and one (1) day period following the Cancellation Date. As a result, you will not be able to purchase common stock pursuant to your new options as early as you would have been able to purchase common stock under your old options, had you not tendered your old options for exchange. For example:

     . An employee cancels an option to purchase 3,600 shares that is 1/2 vested at the time of cancellation.

     . The new option grant occurs six (6) months and one (1) day after the cancellation.

     . The new option will be 1/3rd vested at the time of grant, so the employee is vested as to 1,200 of the shares subject to the new option (which is 1/3rd of 3,600).

     . The new option will vest as to an additional 100 shares (which is 1/24th of the 2,400 remaining shares) subject to the new option for each of the following 24 months, at which time the new option will be 100% vested.

      Payment of Exercise Price.
      -------------------------

     You may exercise your options, in whole or in part, by delivery of a written or electronic notice of exercise to us and payment in full of the eligible exercise price. The permissible methods of payment of the option exercise price are determined by the Administrator and generally include the following:

     .    cash;

     .    check;

     .    promissory note;

     .    certain other shares of our common stock;

     .    a reduction in the amount of our liability to the optionee;

     . any other consideration and payment method for the issuance of shares pursuant to the option as is permitted by applicable laws; or

     .    a combination of the foregoing methods.

     Adjustments Upon Certain Events.
     -------------------------------

     Events Occurring before the New Option Grant Date. In the event there is a
     -------------------------------------------------
merger or stock acquisition whereby Pinnacle is acquired by another company that occurs after the expiration of the offer but before new options are granted pursuant to this offer, the successor will honor any Promises to Grant Stock Option(s). In the event of any such merger transaction, the successor would be obligated to grant you a new stock option on or about June 19, 2002 (assuming that Pinnacle does not extend the offer), which could be for the purchase of the acquiror's stock (as opposed to Pinnacle's) and as a result, the number of shares subject to your new option would be adjusted. For example, if we were acquired by means of a merger, the number of shares would be equal to the number of our shares that you would have received, multiplied by the exchange ratio that was used in the merger. The new options for the purchase of the acquiror's stock will have an exercise price equal to the fair market value of such acquiror's stock on the New Option Grant Date.

     Events Occurring after the New Option Grant Date. If there is a change in
     ------------------------------------------------
our capitalization, such as a stock split, reverse stock split, stock dividend or other similar event, and the change results in an increase or decrease in the number of issued shares without receipt of consideration by us, an appropriate adjustment will be made to the price of each option and the number of shares subject to each option.

     In the event there is a liquidation or dissolution of Pinnacle, your outstanding options will terminate immediately prior to the consummation of the liquidation or dissolution. The Administrator may, however, provide for an optionee to have the right to exercise the option until ten (10) days prior to the liquidation or dissolution, including shares that would not otherwise be exercisable pursuant to the option.

     Per the terms of the 1996 Plan, in the event there is a sale of all or substantially all of our assets, or we merge with another corporation, your options may be assumed or replaced with new options of the successor corporation; however, if the successor corporation refuses to assume or substitute your options, you will fully vest in and have the right to exercise the option in full, including shares that would not otherwise be vested or exercisable.

     As noted elsewhere in this Offer to Exchange, if you do not participate in the offer and there is a sale of all or substantially all of our assets or we merge with another company, any options you did not tender will simply be treated in accordance with the terms of the stock option plan under which they were granted. Under the 1996 Plan, upon such events your options will be assumed or replaced with new options of the successor corporation or your options will terminate immediately upon the closing of the event. If your options are assumed or substituted, you will receive a certain number of options based on the exchange ratio determined at some point during the process of the sale or merger. The new exercise price will also be set during the transaction. This is unlike new options which will be granted in exchange for options tendered pursuant to this offer. Although the number of such new options will be affected by the exchange ratio, the exercise price for the new options will be the fair market value of the acquiror's stock on the New Option Grant Date, which will be no earlier than June 19, 2002. Therefore, if there is a sale or merger of Pinnacle, options that are not tendered for exchange may receive a lower or higher exercise price, depending on the terms of the transaction, than those options that are tendered for exchange. In addition, the value of Pinnacle or the successor corporation could increase as a result of an acquisition or merger, which could result in your current options no longer being "underwater" or result in less benefit to option holders participating in the offer. We cannot predict the effect of an acquisition of Pinnacle or a merger on the option price or the value of the shares and therefore urge you to take this possibility into consideration when deciding whether to participate in the offer.

     Termination of Employment Before the New Option Grant Date.
     ----------------------------------------------------------

     If, for any reason, you are not an employee of Pinnacle from the date you tender options through the date we grant the new options, you will not receive any new options or any other consideration in exchange for your tendered options that have been accepted for exchange. This means that if you quit, with or without good reason, or die, or we terminate your employment, with or without cause, before the date we grant the new options, you will not receive anything for the options that you tendered and which we cancelled.

      Transferability of Options.
      ---------------------------

     New options, whether incentive stock options or nonstatutory stock options, may not be transferred, other than by will or the laws of descent and distribution. In the event of your death, options may be exercised by a person who acquires the right to exercise the option by bequest or inheritance.

     Registration of Option Shares.
     -----------------------------

     Five million seven hundred forty thousand (5,740,000) shares of common stock issuable upon exercise of options under our 1996 Plan have been registered under the Securities Act on registration statements on Form S-8 filed with the SEC. All the shares issuable upon exercise of all new options to be granted before the offer will be registered under the Securities Act. Unless you are one of our affiliates, you will be able to sell your option shares free of any transfer restrictions under applicable U.S. securities laws.

     Income Tax Consequences.
     -----------------------

     You should refer to Sections 14 through 18 of this Offer to Exchange for a discussion of the U.S. federal income tax consequences on tax residents of the of the United States, France, Germany, Japan and the United Kingdom of the new options and the options tendered for exchange, as well as the consequences of accepting or rejecting the new options under this offer to exchange. If you are living or working in the United States, but are also subject to the tax laws in another country, you should be aware that there may be other tax and social insurance consequences which may apply to you; we strongly recommend that you consult with your own advisors to discuss the consequences to you of this transaction.

     1996 Supplemental Stock Plan.
     ----------------------------

     The maximum number of shares available for issuance through the exercise of options granted under our 1996 Supplemental Plan is 11,800,000 shares. Our 1996 Supplemental Plan permits the granting of options that do not qualify as incentive stock options, referred to as nonstatutory stock options.

     Administration.
     --------------

     The 1996 Supplemental Plan is administered by the Board of Directors or a committee appointed by the Board of Directors (the "Supplemental Plan Administrator"). Subject to the other provisions of the 1996 Supplemental Plan, the Supplemental Plan Administrator has the power to determine the terms and conditions of the options granted, including the exercise price, the number of shares subject to the option and the exercisability of the options.

     Term.
     ----

     Options generally have a term of ten (10) years, unless specified otherwise in the option agreement.

     Termination.
     -----------

     Except as your option agreement otherwise provides, your options will terminate following the termination of your employment, unless the options are exercised, to the extent that they were exercisable immediately before such termination, within the time frame permitted by your stock option agreement or, if no time period is specified in your option agreement, within ninety (90) days following your termination. In the event that the termination of your employment is by reason of permanent or total disability or death, you, or your executors, administrators, legatees or distributees of your estate, may exercise any option held by you at the date of your employment termination, to the extent that it was exercisable immediately before such termination, within the time frame specified in your option agreement or, if no time is specified, for one (1) year following such termination.

     The termination of your option under the circumstances specified in this section will result in the termination of your interests in our 1996 Supplemental Plan. In addition, your option may terminate, together with our stock option plans and all other outstanding options issued to other employees, following the occurrence of certain corporate events, as described below.

      Exercise Price.
      ---------------

     The Supplemental Plan Administrator determines the per share exercise price for the shares to be issued pursuant to the exercise of the option at the time the option is granted. For all eligible employees, the exercise price per share of the new options will be one hundred percent (100%) of the fair market value on the date of grant, as determined by the closing price reported by the Nasdaq National Market on the date of grant.

     Vesting and Exercise.
     --------------------

     Each stock option agreement specifies the term of the option and the date when the option becomes exercisable. The terms of vesting are determined by the Supplemental Plan Administrator. Options granted by us generally vest at a rate of 25% of the shares subject to the option after twelve (12) months, and then 1/48th of the shares subject to the option vest each month thereafter, provided the employee remains continuously employed by Pinnacle.

     The vesting start date for each new option will be the date that the new options are granted. The new options will, subject to your continued employment with Pinnacle on the date the new options are granted, vest according to the following schedule:

     . 1/3 of the shares subject to the new option will vest immediately on the date that the new option is granted; and

     . the remainder of the shares subject to the new option will vest monthly over the twenty-four (24) months following the date that the new options are granted (at least six (6) months and one (1) day from the Cancellation Date.)

You will not receive any vesting credit for any time prior to the date that the new options are granted, even if the old options that you tender for exchange are vested, in whole or in part, on the Cancellation Date or would have vested, in whole or in part, during the six (6) month and one (1) day period following the Cancellation Date. As a result, if you elect to tender your old options for exchange, you will not be able to purchase common stock pursuant to your new options as early as you would have been able to purchase common stock under your old options, had you not tendered your old options for exchange. For example:

     . An employee cancels an option to purchase 3,600 shares that is 1/2 vested at the time of cancellation.

     . The new option grant occurs six (6) months and one (1) day after the cancellation.

     . The new option will be 1/3rd vested at the time of grant, so the employee is vested as to 1,200 of the shares subject to the new option (which is 1/3rd of 3,600).

     . The new option will vest as to an additional 100 shares (which is 1/24th of the 2,400 remaining shares) subject to the new option for each of the following 24 months, at which time the new option will be 100% vested.

     Payment of Exercise Price.
     -------------------------

     You may exercise your options, in whole or in part, by delivery of a written or electronic notice of exercise to us and payment in full of the eligible exercise price. The permissible methods of payment of the option exercise price are determined by the Supplemental Plan Administrator and generally include the following:

     .    cash;

     .    check;

     .    promissory note;

     .    certain other shares of our common stock;

     .    a reduction in the amount of our liability to the optionee;

     . any other consideration and payment method for the issuance of shares pursuant to the option as is permitted by applicable laws; or

     .    a combination of the foregoing methods.

     Adjustments Upon Certain Events.
     -------------------------------

     Events Occurring before the New Option Grant Date. In the event there is a
     -------------------------------------------------
merger or stock acquisition whereby Pinnacle is acquired by another company that occurs after the expiration of the offer but before new options are granted pursuant to this offer, the successor will honor any Promises to Grant Stock Option(s). In the event of any such merger transaction, the successor would be obligated to grant you a new stock option on or about June 19, 2002 (assuming that Pinnacle does not extend the offer), which could be for the purchase of the acquiror's stock (as opposed to Pinnacle's) and as a result, the number of shares subject to your new option would be adjusted. For example, if we were acquired by means of a merger, the number of shares would be equal to the number of our shares that you would have received, multiplied by the exchange ratio that was used in the merger. The new options for the purchase of the acquiror's stock will have an exercise price equal to the fair market value of such acquiror's stock on the New Option Grant Date.

     Events Occurring after the New Option Grant Date. If there is a change in
     ------------------------------------------------
our capitalization, such as a stock split, reverse stock split, stock dividend or other similar event, and the change results in an increase or decrease in the number of issued shares without receipt of consideration by us, an appropriate adjustment will be made to the price of each option and the number of shares subject to each option.

     In the event there is a liquidation or dissolution of Pinnacle, your outstanding options will terminate immediately prior to the consummation of the liquidation or dissolution. The Supplemental Plan Administrator may, however, provide for an optionee to have the right to exercise the option until ten (10) days prior to the liquidation or dissolution, including shares that would not otherwise be exercisable pursuant to the option.

     Per the terms of the 1996 Supplemental Plan, in the event there is a sale of all or substantially all of our assets, or we merge with another corporation, your options may be assumed or replaced with new options of the successor corporation; however, if the successor corporation refuses to assume or substitute your options, you will fully vest in and have the right to exercise your options as to all of the stock subject to your options, including shares that would not otherwise be vested or exercisable.

     As noted elsewhere in this Offer to Exchange, if you do not participate in the offer and there is a sale of all or substantially all of our assets or we merge with another company, any options you did not tender will simply be
                                                ---
treated in accordance with the terms of the stock option plan under which they were granted. Under the 1996 Supplemental Plan, upon such events your options will be assumed or replaced with new options of the successor corporation or your options will terminate immediately upon the closing of the event. If your options are assumed or substituted, you will receive a certain number of options based on the exchange ratio determined at some point during the process of the sale or merger. The new exercise price will also be set during the transaction. This is unlike new options which will be granted in exchange for options tendered pursuant to this offer. Although the number of such new options will be affected by the exchange ratio, the exercise price for the new options will be the fair market value of the acquiror's stock on the New Option Grant Date, which will be no earlier than June 19, 2002. Therefore, if there is a sale or merger of Pinnacle, options that are not tendered for exchange may receive a lower or higher exercise price, depending on the terms of the transaction, than those options that are tendered for exchange. In addition, the value of Pinnacle or the successor corporation could increase as a result of an acquisition or merger, which could result in your current options no longer being "underwater" or result in less benefit to option holders participating in the offer. We cannot predict the effect of an acquisition of Pinnacle or a merger on the option price or the value of the shares and therefore urge you to take this possibility into consideration when deciding whether to participate in the offer.

     Termination of Employment Before the New Option Grant Date.
     ----------------------------------------------------------

     If, for any reason, you are not an employee of Pinnacle from the date you tender options through the date we grant the new options, you will not receive any new options or any other consideration in exchange for your tendered options that have been accepted for exchange. This means that if you quit, with or without good reason, or die, or we terminate your employment, with or without cause, before the date we grant the new options, you will not receive anything for the options that you tendered and which we cancelled.

     Transferability of Options.
     --------------------------

     New options may not be transferred, other than by will or the laws of descent and distribution. In the event of your death, options may be exercised by a person who acquires the right to exercise the option by bequest or inheritance.

      Registration of Option Shares.
      ------------------------------

     Eleven million eight hundred thousand (11,800,000) shares of common stock issuable upon exercise of options under our 1996 Supplemental Plan have been registered under the Securities Act on registration statements on Form S-8 filed with the SEC. All the shares issuable upon exercise of all new options to be granted before the offer will be registered under the Securities Act. Unless you are one of our affiliates, you will be able to sell your option shares free of any transfer restrictions under applicable U.S. securities laws.

     Income Tax Consequences.
     -----------------------

     You should refer to Sections 14 through 18 of this Offer to Exchange for a discussion of the income tax consequences on tax residents of the United States, France, Germany, Japan and the United Kingdom of the new options and the options tendered for exchange, as well as the consequences of accepting or rejecting the new options under this offer to exchange. If you are living or working in the United States, but are also subject to the tax laws in another country, you should be aware that there may be other tax and social insurance consequences which may apply to you; we strongly recommend that you consult with your own advisors to discuss the consequences to you of this transaction.

     Our statements in this Offer to Exchange concerning our 1996 Plan, 1996 Supplemental Plan and the new options are merely summaries and do not purport to be complete. The statements are subject to, and are qualified in their entirety by reference to, all provisions of our 1996 Plan, 1996 Supplemental Plan, and the forms of option agreement under each of the plans. Please contact us at Pinnacle Systems, Inc., 280 North Bernardo Avenue, Mountain View, CA 94043,
Attention: Melanie Sherk (telephone: (650) 237-1637) (e-mail: msherk@pinnaclesys.com), to receive a copy of our 1996 Plan, 1996 Supplemental Plan, and the forms of option agreements thereunder. We will promptly furnish you copies of these documents at our expense.

     10. Information concerning Pinnacle.
         -------------------------------

     Our principal executive offices are located at 280 North Bernardo Avenue, Mountain View, CA 94043, and our telephone number is (650) 526-1600. Questions regarding this option exchange should be directed to Melanie Sherk at Pinnacle at the above address (telephone: (650) 237-1637) (e-mail:
msherk@pinnaclesys.com).

     We are a supplier of video authoring, storage, distribution and Internet streaming solutions for broadcasters, professionals, and consumers. Our products are used to create, store, and distribute video content for television programs, television commercials, pay-per-view, sports videos, corporate communications and personal home movies. In addition, our products are increasingly being used to stream video over the Internet.

     The financial information included in our annual report on Form 10-K for the fiscal year ended June 30, 2001, filed September 26, 2001, and our quarterly report on Form 10-Q for the quarter ended September 30, 2001, filed November 14, 2001, is incorporated herein by reference. See "Additional Information" in
Section 21 of this Offer to Exchange for instructions on how you can obtain copies of our SEC filings, including filings that contain our financial statements.

     11. Interests of directors and officers; transactions and arrangements
         ------------------------------------------------------------------
concerning the options.
----------------------

     A list of our directors and executive officers is attached to this Offer to Exchange as Schedule A-1. As of November 5, 2001, our executive officers and directors (eleven (11) persons) as a group beneficially owned options outstanding under our 1996 Plan to purchase a total of 2,550,300 of our shares, which represented approximately 58.13% of the shares subject to all options outstanding under the 1996 Plan as of that date. As of November 5, 2001, our directors and executive officers, as a group, did not beneficially own any options outstanding under our 1996 Supplemental Plan. As of November 5, 2001, our directors and executive officers, as a group, beneficially owned options outstanding outside of the 1996 Plan and the 1996 Supplemental Plan to purchase a total of 982,880 of our shares, which represented approximately 57% of the shares subject to all options outstanding outside of the 1996 Plan and the 1996 Supplemental Plan. As of November 5, 2001, directors and executive officers, as a group, beneficially owned options outstanding under all of our stock plans and agreements to purchase a total of 3,532,880 of our shares, which represented approximately 24% of the shares subject to all options outstanding under the plans and agreements as of that date. These options to purchase our shares owned by directors and Section 16(b) officers are not eligible to be tendered in the offer.

Name                          1987 Out of Plan Options              1987 Stock Option Plan             1994 Director Option Plan

Directors and Officers      Outstanding      % Ownership         Outstanding       % Ownership        Outstanding      % Ownership
                              Options                              Options                              Options
Gregory Ballard                     0            0.00%                   0            0.00%             51,000           16.94%
Georg Blinn                         0            0.00%                   0            0.00%                  0            0.00%
Arthur D. Chadwick                  0            0.00%               3,750            0.37%                  0            0.00%
Ajay Chopra                         0            0.00%              96,000            9.44%                  0            0.00%
L. William Krause                   0            0.00%                   0            0.00%             50,000           16.61%
John Lewis                          0            0.00%                   0            0.00%             65,000           21.59%
William Loesch                      0            0.00%             100,000            9.83%                  0            0.00%
Glenn Penisten                      0            0.00%                   0            0.00%             65,000           21.59%
Mark Sanders                  345,172          100.00%             109,334           10.75%                  0            0.00%
Charles J. Vaughan                  0            0.00%                   0            0.00%             65,000           21.59%
Robert Wilson                       0            0.00%              32,624            3.21%                  0            0.00%
                            --------------------------------------------------------------------------------------------------------
Total By Plan                 345,172          100.00%             341,708           33.59%            296,000           98.34%


Name                          1996 Supplemental Stock Option Plan*          1996 Stock Option Plan*           Total by Individual
                                                                                                                 For All Plans

Directors and Officer           Outstanding       % Ownership           Outstanding       % Ownership             Outstanding
                                  Options                                 Options                                   Options
Gregory Ballard                      0                0.00%                      0          0.00%                    51,000
Georg Blinn                          0                0.00%                558,000         12.72%                   558,000
Arthur D. Chadwick                   0                0.00%                264,000          6.02%                   267,750
Ajay Chopra                          0                0.00%                418,000          9.53%                   514,000
L. William Krause                    0                0.00%                 20,000          0.46%                    70,000
John Lewis                           0                0.00%                      0          0.00%                    65,000
William Loesch                       0                0.00%                275,000          6.27%                   375,000
Glenn Penisten                       0                0.00%                      0          0.00%                    65,000
Mark Sanders                         0                0.00%                710,000         16.18%                 1,164,506
Charles J. Vaughan                   0                0.00%                      0          0.00%                    65,000
Robert Wilson                        0                0.00%                305,000          6.95%                   337,624
                            ------------------------------------------------------------------------   ----------------------------
Total By Plan                                         0.00%              2,550,000         58.13%                 3,532,880

   * Only options granted under the 1996 Stock Option Plan and the 1996 Supplemental Stock Option Plan are eligible for exchange pursuant to the Offer to Exchange.

     There have been no transactions in options to purchase our shares or in our shares which were effected during the 60 days prior to November 5, 2001 by Pinnacle or, to our knowledge, by any executive officer, director or affiliate of Pinnacle.

   12. Status of options acquired by us in the offer; accounting consequences
         ----------------------------------------------------------------------
of the offer.
------------

     Options issued under the 1996 Plan and the 1996 Supplemental Plan that we acquire through the offer will be cancelled and the shares subject to those options will be returned to the pool of shares available for grants of new options under the 1996 Plan or the 1996 Supplemental Plan, as applicable. To the extent these shares are not fully reserved for issuance upon exercise of the new options to be granted in connection with the offer, the shares will be available for future awards to employees and other eligible 1996 Plan and 1996 Supplemental Plan participants without further shareholder action, except as required by applicable law or the rules of the Nasdaq National Market or any other securities quotation system or any stock exchange on which our shares are then quoted or listed.

     We believe that we will not incur any compensation expense solely as a result of the transactions contemplated by the offer because:

     . we will not grant any new options until a business day that is at least six (6) months and one (1) day after the date that we accept and cancel options tendered for exchange, and

     . the exercise price of all new options will at least equal the market value of the shares of common stock on the date we grant the new options.

     13. Legal matters; regulatory approvals.
         -----------------------------------

     We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our exchange of options and issuance of new options as contemplated by the offer, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of our options as contemplated herein. Should any such approval or other action be required, we presently contemplate that we will seek such approval or take such other action. We cannot assure you that any such approval or other action, if needed, could be obtained or what the conditions imposed in connection with such approvals would entail or whether the failure to obtain any such approval or other action would result in adverse consequences to our business. Our obligation under the offer to accept tendered options for exchange and to issue new options for tendered options is subject to the conditions described in Section 7 of this Offer to Exchange.

     If we are prohibited by applicable laws or regulations from granting new options during the period beginning immediately after the date we expect to grant the new options (expected to be June 19, 2002), we will not grant any new options. We are unaware of any such prohibition at this time, and we will use reasonable efforts to effect the grant, but if the grant is prohibited throughout the period we will not grant any new options and you will not get any other consideration for the options you tendered.

     14. Material U.S. Federal Income Tax Consequences.
         ----------------------------------------------

     The following is a general summary of the material U.S. federal income tax consequences of the exchange of options pursuant to the offer. This discussion is based on the Internal Revenue Code of 1986, as amended, its legislative history, Treasury Regulations thereunder and administrative and judicial interpretations thereof as of the date of the offer, all of which are subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. If you are living or working in the United States, but are also subject to the tax laws in another country, you should be aware that there may be other tax and social insurance consequences which may apply to you. We strongly recommend that you consult your own advisors to discuss the consequences to you of participating in the offer.

     Option holders who exchange outstanding options for new options should not be required to recognize income for federal income tax purposes at the time of the exchange. We believe that the exchange will be treated as a non-taxable exchange. We advise all option holders considering exchanging their options to meet with their own tax advisors with respect to the federal, state, local and foreign tax consequences of participating in the offer.

     Incentive Stock Options
     -----------------------

     Under current law, an option holder will not realize taxable income upon the grant of an incentive stock option under our 1996 Plan. In addition, an option holder generally will not realize taxable income upon the exercise of an incentive stock option. However, an option holder's alternative minimum taxable income will be increased by the amount that the aggregate fair market value of the shares underlying the option, which is generally determined as of the date of exercise, exceeds the aggregate exercise price of the option. Except in the case of an option holder's death or disability, if an option is exercised more than three (3) months after the option holder's termination of employment, the option ceases to be treated as an incentive stock option and is subject to taxation under the rules that apply to nonstatutory stock options.

     If an option holder sells the option shares acquired upon exercise of an incentive stock option, the tax consequences of the disposition depend upon whether the disposition is qualifying or disqualifying. The disposition of the option shares is qualifying if it is made:

     . at least two (2) years after the date the incentive stock option was granted, and

     . at least one (1) year after the date the incentive stock option was exercised.

     If the disposition of the option shares is qualifying, any excess of the sale price of the option shares, over the exercise price of the option will be treated as long-term capital gain taxable to the option holder at the time of the sale. Any such capital gain will be taxed at the long-term capital gain rate in effect at the time of sale. If the disposition is not qualifying, which we refer to as a "disqualifying disposition," the excess of the fair market value of the option shares on the date the option was exercised, over the exercise price will be taxable income to the option holder at the time of the disposition.

     Of that income, the amount up to the excess of the fair market value of the shares at the time the option was exercised over the exercise price will be ordinary income for income tax purposes and the balance, if any, will be long-term or short-term capital gain, depending upon whether or not the shares were sold more than one (1) year after the option was exercised.

     Unless an option holder engages in a disqualifying disposition, we will not be entitled to a deduction with respect to an incentive stock option. If an option holder engages in a disqualifying disposition, we will be entitled to a deduction equal to the amount of compensation income taxable to the option holder.

     If you tender incentive stock options and those options are accepted for exchange, the new options will be granted as incentive stock options to the maximum extent they qualify. For options to qualify as incentive stock options, the value of shares subject to options that first become exercisable in any calendar year cannot exceed $100,000, as determined using the option exercise price. The excess value is deemed to be a nonstatutory stock option.

     You should note that if the new options have a higher exercise price than some or all of your current options, the new options may exceed the limit for incentive stock options. You should note that there is a risk that any incentive stock options you have may be affected, even if you do not participate in the exchange. We do not believe that our offer to you will change any of the terms of your eligible incentive stock options if you do not accept the offer. We believe that you will not be subject to current U.S. federal income tax if you do not elect to participate in the option exchange program. We also believe that the option exchange program will not change the U.S. federal income tax treatment of subsequent grants and exercises of your incentive stock options (and sales of shares acquired upon exercises of such options) if you do not participate in this offer to exchange options. However, the IRS may characterize this offer to exchange options as a "modification" of those incentive stock options, even if you decline to participate. In 1991, the IRS issued a private letter ruling in which another company's option exchange program was characterized as a "modification" of all of the incentive stock options that could be exchanged. This does not necessarily mean that our offer to exchange options will be viewed the same way. Private letter rulings given by the IRS contain the IRS's opinion regarding only the specific facts presented by a specific person or company. The person or company receiving the letter may rely on it, but no other person or company may rely on the letter ruling, nor may they assume the same opinion would apply to their situation, even if the facts at issue are similar. While such letters do not provide certainty, they may indicate how the IRS will view a similar situation. We therefore do not know if the IRS will assert the position that our offer constitutes a "modification" of incentive stock options eligible for tender. A successful assertion by the IRS of this position could extend the options' holding period to qualify for favorable tax treatment. Accordingly, to the extent you dispose of your incentive stock option shares prior to the lapse of the new extended holding period, your incentive stock option could be taxed similarly to a nonstatutory stock option.

     Nonstatutory Stock Options
     --------------------------

     Under current law, an option holder will not realize taxable income upon the grant of an option which is not qualified as an incentive stock option, also referred to as a nonstatutory stock option, under either the 1996 Plan or the 1996 Supplemental Plan. However, when an option holder exercises the option, the difference between the exercise price of the option, and the fair market value of the shares subject to the option on the date of exercise will be compensation income taxable to the option holder.

     We will be entitled to a deduction equal to the amount of compensation income taxable to the option holder if we comply with eligible reporting requirements.

     We recommend that you consult your own tax advisor with respect to the federal, state, local and foreign tax consequences of participating in the offer, as the tax consequences to you of participation in the offer are dependent on your individual tax situation.

     15. Material Tax Consequences for Employees Who are Tax Residents in
         -----------------------------------------------------------------------
France.
------

     The following is a general summary of the income tax and social contributions consequences of the exchange of options under the offer for French tax residents. This discussion is based on French tax law as of the date of the offer, which is subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. You should be sure to consult with your personal tax advisor to discuss the tax consequences which may be particular to you.

     You will not be subject to tax when the new option is granted.

     When you exercise the option, you will be subject to tax on the spread gain equal to the difference between the option price and the fair market value of stock acquired on the exercise date. This spread gain is treated as a salary and subject to the progressive rates of French income tax.

     Furthermore, this spread gain is subject to social contributions (plus CSG at a rate of 7.5% and CRDS at a rate of 0.5%) on the date of exercise as a salary income which will be withheld from your payslip.

     When you sell the shares, the capital gain (i.e. difference between the sale price of the stock and the fair market value upon the exercise date), if any, is taxed at a flat rate of 26% (including CSG, CRDS and 2% social tax), provided that the annual gross proceeds from the sale of stocks made during the calendar year exceed FRF 50,000 for 2001 tax year. Should the gross proceeds be below that limit, the capital gain would be tax-free.

     Please consult with your personal tax advisor for additional information regarding the tax treatment of options in France.

     16. Material Tax Consequences for Employees Who are Tax Residents in
         ----------------------------------------------------------------
Germany.
-------

     The following is a general summary of the tax consequences of the exchange of options under the offer for German tax residents. This discussion is based on the interpretation of general German tax law as of the date of the offer, which is subject to change, possibly on a retroactive basis. There are no specific rules regarding the exchange of stock options. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. You should be sure to consult with your personal tax advisor to discuss the tax consequences which may be particular to you.

     You will not be subject to tax when the new option is granted. When you exercise the option, you will be subject to income tax on the difference between the fair market value of the shares on the date of exercise and the exercise price. The income recognized would be compensation to you and would be subject to German wage tax withholding as a one-time payment (Einmalbezug) in the month of exercise whereby the withholding tax has to be submitted to the corporate tax office of Pinnacle in Germany.

     When you sell the shares, you will not be subject to tax on any additional gain provided that:

          (i)    you have held the stock for more than twelve (12) months;

          (ii) you have not, during the last five years, held one percent (1%) or more of the stated capital of Pinnacle; and

          (iii) the stock is not held as a business asset.

     Effective January 1, 2001, the ten percent (10%) limit was lowered to one percent (1%) such that in order to satisfy the foregoing conditions, you cannot have held one percent (1%) or more of the stated capital of Pinnacle. Consequently, you normally will not be subject to tax at the time of sale on the additional gains if you hold the shares for more than twelve (12) months.

     As of January 1, 2001 for foreign corporations and January 1, 2002 for German corporations only fifty percent (50%) of the capital gains will be taxable if above-mentioned conditions for tax-free capital gains are not met. Please consult with your personal tax advisor for additional information regarding the tax treatment of options in Germany.

          17. Material Tax Consequences for Employees Who are Tax Residents in
              ----------------------------------------------------------------
Japan.
-----

     The following is a general summary of the tax consequences of the exchange of options under the offer for Japanese tax residents. This discussion is based on Japanese tax law as of the date of the offer, which is subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. You should be sure to consult with your personal tax advisor to discuss the tax consequences which may be particular to you.

     You will not be subject to tax when the new option is granted. When you exercise the option, you will be subject to income tax on the difference between the fair market value of the shares on the date of exercise and the exercise price. Your income will likely be treated as "remuneration income" and will be taxed at your marginal tax rate.

     When you sell the shares, you will be subject to tax at a flat rate of 26% (i.e., a 20% national income tax and a 6% local inhabitants tax). If you sell your shares through an authorized stockbroker or bank in Japan and submit an election return form, you may elect to have the broker withhold 1.05% of the total amount received (regardless of the gain) from selling your shares. If you make this election, the deemed gain will be 5.25% of the proceeds from the sale of the shares. The deemed gain will only be subject to the 20% national income tax; the 6% local inhabitants tax would not apply. Please note that, although this 1.05% taxation method was scheduled to be abolished as of April 1, 2001 under the 2000 tax legislation, it was extended until April 1, 2003. Therefore, you may elect to be taxed at 1.05% of the total proceeds until March 31, 2003.

     Please consult with your personal tax advisor for additional information regarding the tax treatment of options in Japan.

     18. Material Tax Consequences for Employees Who are Tax Residents in the
        -----------------------------------------------------------------------
United Kingdom.
--------------

     The following is a general summary of the income tax and National Insurance Contributions ("NIC") consequences of the exchange of options pursuant to the offer for U.K. tax residents. This discussion is based on the U.K. tax law as of the date of the offer, which is subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. You should be sure to consult with your personal tax advisor to discuss the tax consequences which may be particular to you.

     The original options granted to you by Pinnacle were granted under a non-approved stock option plan. With a non-approved stock option, income tax liability arises on the exercise of the option based on the difference between the fair market value of the shares on the date of exercise and the exercise price. In addition, since April 6, 1999, a liability to pay both employer's Secondary Class 1 and employee Class 1 NIC arises on the gain realized at exercise, calculated effectively in the same manner as for income tax. The employee charge will only arise if your earnings do not already exceed the maximum limit for NIC purposes. When you sell your shares, you may be subject to capital gains tax.

     Like the old option, the new option will also be granted under an unapproved share scheme. You will be liable for any employee Class 1 NIC Payments that arise in connection with the exercise, assignment, release or cancellation of the option. Pinnacle will be responsible for paying any employer's Secondary Class 1 NIC liabilities that arise in connection with the assignment, release or cancellation of the option.

     You will not be subject to tax when the new unapproved option is granted.

     You will be subject to income tax when you exercise the option on the difference between the fair market value of the shares on the date of exercise and the exercise price. You will also be liable to pay the employee's NICs on the proceeds at exercise if your earnings do not already exceed the maximum limit for NIC purposes - (pound)575 per week for the U.K. tax year April 6, 2001 to April 5, 2002.

     When you sell your shares, you may be subject to capital gains tax. The tax is due on any increase in the value of the stock between the date on which you exercised your options and the date on which you sell the shares. Any capital gains tax you may owe is subject to an annual personal exemption (currently (pound)7,500 for the U.K. tax year April 6, 2001 to April 5, 2002) and to taper relief calculated with reference to the period of time during which you held the shares.

     Please consult with your personal tax advisor for additional information regarding the tax treatment of options in the United Kingdom.

     19. Extension of offer; termination; amendment.
         ------------------------------------------

     We expressly reserve the right, in our discretion, at any time and from time to time, and regardless of whether or not any event listed in Section 7 of this Offer to Exchange has occurred or is deemed by us to have occurred, to extend the period of time during which the offer is open and thereby delay the acceptance for exchange of any options by giving oral or written notice of such extension to the option holders or making a public announcement thereof.

     We also expressly reserve the right, in our reasonable judgment, prior to the expiration date to terminate or amend the offer and to postpone our acceptance and cancellation of any options tendered for exchange upon the occurrence of any of the events listed in Section 7 of this Offer to Exchange, by giving oral or written notice of such termination or postponement to you or by making a public announcement thereof. Our reservation of the right to delay our acceptance and cancellation of options tendered for exchange is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that we must pay the consideration offered or return the options tendered promptly after termination or withdrawal of a tender offer.

     Subject to compliance with applicable law, we further reserve the right, in our discretion, and regardless of whether any event listed in Section 7 of this Offer to Exchange has occurred or is deemed by us to have occurred, to amend the offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in the offer to option holders or by decreasing or increasing the number of options being sought in the offer.

     Amendments to the offer may be made at any time and from time to time by public announcement of the amendment. In the case of an extension, the amendment must be issued no later than 6:00 a.m., Pacific Standard Time, on the next business day after the last previously scheduled or announced expiration date. Any public announcement made through the offer will be disseminated promptly to option holders in a manner reasonably designated to inform option holders of the change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a press release to the Dow Jones News Service.

     If we materially change the terms of the offer or the information concerning the offer, or if we waive a material condition of the offer, we will extend the offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Exchange Act. These rules require that the minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances, including the relative materiality of such terms or information.

     If we decide to take any of the following actions, we will publish notice or otherwise inform you in writing of these actions:

     . we increase or decrease the amount of consideration offered for the options,

     . we decrease the number of options eligible to be tendered in the offer, or

     . we increase the number of options eligible to be tendered in the offer by an amount that exceeds 2% of the shares issuable upon exercise of the options that are subject to the offer immediately prior to the increase

     If the offer is scheduled to expire at any time earlier than the tenth
(10th) business day from, and including, the date that notice of such increase or decrease is first published, sent or given in the manner specified in this Section, we will extend the offer so that the offer is open at least ten (10) business days following the publication, sending or giving of notice.

     For purposes of the offer, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Standard Time.

     20. Fees and expenses.
         -----------------

     We will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of options pursuant to this Offer to Exchange.

     21. Additional information.
         ----------------------

     This Offer to Exchange is part of a Tender Offer Statement on Schedule TO that we have filed with the SEC. This Offer to Exchange does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials which we have filed with the SEC before making a decision on whether to tender your options:

          1. Pinnacle's quarterly report on Form 10-Q for our first quarter of fiscal 2002 ended September 30, 2001, filed with the SEC on November 14, 2001 (file number 000-24784);

          2. Pinnacle's annual report on Form 10-K for our fiscal year ended June 30, 2001, filed with the SEC on September 26, 2001 (file number 000-24784); and

          3. the description of our shares contained in our Registration Statement on Form 8-A, filed with the SEC on July 25, 2000 (file number 000-31139).

     These filings, our other annual, quarterly and current reports, our proxy statements and our other SEC filings may be examined, and copies may be obtained, at the following SEC public reference rooms:

   450 Fifth Street, N.W.         233 Broadway           500 West Madison Street
        Room 1024           New York, New York 10279            Suite 1400
   Washington, D.C. 20549                                Chicago, Illinois 60661

     You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330.

     Our SEC filings are also available to the public on the SEC's Internet site at http://www.sec.gov.

     Our common stock is quoted on the Nasdaq National Market under the symbol "PCLE" and our SEC filings can be read at the following Nasdaq address:

                                Nasdaq Operations
                               1735 K Street, N.W.
                             Washington, D.C. 20006

Each person to whom a copy of this Offer to Exchange is delivered may obtain a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents) at no cost, by writing to us at Pinnacle Systems, Inc., 280 North Bernardo Avenue, Mountain View, CA 94043 (telephone:
(650) 526-1600).

     As you read the foregoing documents, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this Offer to Exchange, you should rely on the statements made in the most recent document.

     The information contained in this Offer to Exchange about Pinnacle should be read together with the information contained in the documents to which we have referred you, in making your decision as to whether or not to participate in this Offer to Exchange.

     22. Summary Financial Statements.
         ----------------------------

     Attached hereto as Schedule B-1 to this Offer to Exchange are (i) the
                        ------------
Summary Financial Statements of Pinnacle, as filed in Pinnacle's Quarterly Report on Form 10-Q for its first quarter of fiscal 2002, filed with the SEC on November 14, 2001 (file number 000-24784) and (ii) the Summary Financial Statements of Pinnacle, as filed in Pinnacle's Annual Report on Form 10-K for our fiscal year ended June 30, 2000, filed with the SEC on September 26, 2001 (file number 000-24784). More complete financial information may be obtained by accessing our public filings with the SEC by following the instructions in
Section 21 of this Offer to Exchange.

     23. Miscellaneous.
         -------------

     This Offer to Exchange and our SEC reports referred to above include "forward-looking statements." When used in this Offer to Exchange, the words "anticipate," "believe," "estimate," "expect," "intend" and "plan" as they relate to Pinnacle or our management are intended to identify these forward-looking statements. All statements by us regarding our expected future financial position and operating results, our business strategy, our financing plans and expected capital requirements, forecasted trends relating to our services or the markets in which we operate and similar matters are forward-looking statements. The documents we filed with the SEC, including our annual report on Form 10-K filed on September 26, 2001 and our quarterly report on Form 10-Q filed November 14, 2001, discuss some of the risks that could cause our actual results to differ from those contained or implied in the forward-looking statements. These risks include, but are not limited to:

     . Our quarterly and annual operating results have varied significantly in the past and may continue to fluctuate because of a number of factors, many of which are out of our control.

     . Deteriorating market conditions and continued economic uncertainty could materially adversely impact our revenues and growth rate.

     . Our revenues, particularly in the Broadcast and Professional Solutions Division, are increasingly becoming dependent on large broadcast system sales to a few significant customers. Our business and financial condition may be materially adversely affected if sales are delayed or not completed within a given quarter or if any of our significant customers terminate their relationship, or contracts, with us, modify their requirements that may delay installation and revenue recognition, or significantly reduce the amount of business they do with us.

          . We incurred losses in fiscal 2001 and expect to continue to incur losses in fiscal 2002.

          . Quarter-end discounting, resulting from customers delaying negotiations until quarter-end in an effort to improve their ability to obtain more favorable pricing terms, may delay sales transactions.

          . Our goodwill and other intangible assets may become impaired, rendering their carrying amounts unrecoverable, and, as a result, we may be required to record a substantial impairment charge that will adversely affect our financial position.

          . We are dependent on contract manufacturers and single or limited source suppliers for our components. If these manufacturers and suppliers do not meet our demand, either in volume or quality, our business and financial condition could be materially harmed.

          .    We must retain key employees to be competitive.

          . We incurred negative cash flow in fiscal 2001 and expect to continue to incur negative cash flow in fiscal 2002, and our financial condition and results of operations may be adversely affected as a result.

          . If we experience difficulty in developing and installing our Vortex News systems, our financial position and results of operations could be harmed.

          . Any failure to successfully integrate the businesses we have acquired could negatively impact us.

          .    Our stock price may be volatile.

          . If our products do not keep pace with the technological developments in the rapidly changing video post-production equipment industry, our business may be materially adversely affected.

          .    If we do not compete effectively, our business will be harmed.

          . We rely heavily on dealers and OEM's to market, sell and distribute our products. As a result, we rely heavily on the success of these resellers. If these resellers do not succeed in effectively distributing our products our financial performance will be negatively affected.

          . We may be adversely affected if a third party sues us or if we decide to sue a third party regarding intellectual property rights.

     . Excess or obsolete inventory, and overdue or uncollectible accounts receivables, could weaken our cash flow, harm our financial condition and results of operations and cause our stock price to fall.

     . We may be unable to protect our proprietary information and procedures effectively.

     . Because we sell products internationally, we are subject to additional risks.

     . We rely on a continuous power supply to conduct our operations, and California's current energy crisis could disrupt our operations and increase our expenses.

     For a complete description of the above-mentioned risks, please see the SEC filings referred to in Section 22 of this Offer to Exchange, entitled "Additional Information," above.

     We are not aware of any jurisdiction where the making of the offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, the offer will not be made to, nor will tenders be accepted from or on behalf of, the option holders residing in such jurisdiction.

     We have not authorized any person to make any recommendation on our behalf as to whether you should tender or not tender your options through the offer. You should rely only on the information in this document or documents to which we have referred you. We have not authorized anyone to give you any information or to make any representations in connection with the offer other than the information and representations contained in this Offer to Exchange, the memorandum from Mark L. Sanders dated November 16, 2001, the Election Form and the Notice to Withdraw from the Offer. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by us.

                    Pinnacle Systems, Inc., November 16, 2001

                                  SCHEDULE A-1

                  INFORMATION CONCERNING THE EXECUTIVE OFFICERS
                     AND DIRECTORS OF PINNACLE SYSTEMS, INC.

     The executive officers and directors of Pinnacle Systems, Inc. and their positions and offices as of November 16, 2001, are set forth in the following table:


         Name                              Position and Offices Held
---------------------------------       ------------------------------------------------
     Mark L. Sanders                       President, Chief Executive Officer
                                           and Director
     Arthur D. Chadwick                    Vice President, Financial Administration,
                                           and Chief Financial Officer and Secretary
     Ajay Chopra                           Chairman of the Board and Co-President,
                                           Broadcast and Professional Solutions Division
     Robert Wilson                         Co-President, Broadcast and
                                           Professional Solutions Division
     Georg Blinn                           President, Personal Web Video Division
     William Loesch                        Vice President, Product Management
                                           and Engineering, Personal Web Video
                                           Division
     L. Gregory Ballard                    Director
     L. William Krause                     Director
     John C. Lewis                         Director
     Glenn E. Penisten                     Director
     Charles J. Vaughan                    Director

     The address of each executive officer and director is: c/o Pinnacle Systems, Inc. 280 Bernardo Avenue, Mountain View, CA 94043.

                                  SCHEDULE B-1
                                  ------------

                         SUMMARY OF FINANCIAL STATEMENTS
                            OF PINNACLE SYSTEMS, INC.

                FINANCIAL STATEMENTS FOR THE MOST RECENT QUARTER
                ------------------------------------------------
                            ENDED SEPTEMBER 30, 2001
                            ------------------------

                             PINNACLE SYSTEMS, INC.

                      CONDENSED CONSOLIDATED BALANCE SHEETS
                    (in thousands, except per share amounts)
                                   (unaudited)


                                                                                        September 30,       June 30,
                                                                                            2001              2001
                                                                                           ------            ------
ASSETS
------

Current assets:
      Cash and cash equivalents                                                          $  53,723          $  47,751
      Accounts receivable, less allowance for doubtful accounts and returns of $4,134 and $5,413 as of September 30, 2001, and $3,781 and $3,727
        as of June 30, 2001, respectively                                                   40,187             50,414
      Inventories                                                                           43,417             43,149
      Deferred income taxes                                                                  7,103              7,103
      Prepaid expenses and other assets                                                      7,913              5,497
                                                                                         ---------          ---------
                Total current assets                                                       152,343            153,914

Property and equipment, net                                                                 13,515             14,516
Goodwill and other intangibles                                                              89,035             97,880
Other assets                                                                                   651                647
                                                                                         ---------          ---------
                                                                                         $ 255,544          $ 266,957
                                                                                         =========          =========

LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------

Current liabilities:
      Accounts payable                                                                   $  11,502          $  14,088
      Accrued expenses                                                                      20,191             21,998
      Deferred revenue                                                                       8,245              3,406
                                                                                         ---------          ---------
                Total current liabilities                                                   39,938             39,492
                                                                                         ---------          ---------
Deferred income taxes                                                                        7,103              7,103
                                                                                         ---------          ---------
                Total liabilities                                                           47,041             46,595

Shareholders' equity:
      Preferred stock, no par value; authorized 5,000 shares;
          none issued and outstanding                                                            -                  -
      Common stock, no par value; authorized 120,000 shares;
          54,914 and 54,878 issued and outstanding as of
          September 30 and June 30, 2001, respectively                                     292,419            292,321
      Treasury shares at cost; 793 shares at
          September 30 and June 30, 2001                                                    (6,508)            (6,508)
      Accumulated deficit                                                                  (68,842)           (53,350)
      Accumulated other comprehensive loss                                                  (8,566)           (12,101)
                                                                                         ---------          ---------
                Total shareholders' equity                                                 208,503            220,362
                                                                                         ---------          ---------
                                                                                         $ 255,544          $ 266,957
                                                                                         =========          =========

                             PINNACLE SYSTEMS, INC.

                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                    (in thousands, except per share amounts)
                                   (unaudited)

                                                                                          Three Months Ended
                                                                                             September 30,
                                                                                       --------------------------
                                                                                         2001              2000
                                                                                       --------          --------
Net sales                                                                              $ 47,514          $ 62,515
Cost of sales                                                                            26,526            36,098
                                                                                       --------          --------
          Gross profit                                                                   20,988            26,417
                                                                                       --------          --------

Operating expenses:
       Engineering and product development                                                7,323             8,356
       Sales and marketing                                                               16,086            15,589
       General and administrative                                                         4,372             3,755
       Amortization of goodwill and other intangibles                                     8,727             7,852
       Acquisition settlement                                                                 -            13,250
                                                                                       --------          --------
Total operating expenses                                                                 36,508            48,802
                                                                                       --------          --------

Operating loss                                                                          (15,520)          (22,385)

Interest and other income, net                                                              203               514
                                                                                       --------          --------

Loss before income taxes and cumulative effect of
  change in accounting principle                                                        (15,317)          (21,871)

Income tax expense                                                                          175                 -
                                                                                       --------          --------
Net loss before cumulative effect of
  change in accounting principle                                                        (15,492)          (21,871)

Cumulative effect of change in accounting principle                                           -              (356)
                                                                                       --------          --------

Net loss                                                                               $(15,492)         $(22,227)
                                                                                       ========          ========

Net loss per share before cumulative effect of change in accounting principle:
         Basic and diluted                                                             $  (0.28)         $  (0.43)
                                                                                       ========          ========

Cumulative effect per share of change in accounting principle:
         Basic and diluted                                                             $      -          $  (0.01)
                                                                                       ========          ========

Net loss per share:
         Basic and diluted                                                             $  (0.28)         $  (0.44)
                                                                                       ========          ========

Shares used to compute net loss per share:
         Basic and diluted                                                               54,892            50,962
                                                                                       ========          ========

                             PINNACLE SYSTEMS, INC.

                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (in thousands)
                                   (unaudited)

                                                                                                Three Months Ended
                                                                                                   September 30,
                                                                                           ---------------------------
                                                                                              2001              2000
                                                                                           ---------          --------
Cash flows from operating activities:
      Net loss                                                                             $(15,492)          $(22,227)
      Adjustments to reconcile net loss to net cash provided by (used in)
        operating activities:
           Acquisition settlement                                                                 -             10,877
           Depreciation and amortization                                                     10,373              9,076
           Provision for doubtful accounts                                                      640                183
           Changes in operating assets and liabilities:
                Accounts receivable                                                          10,699                594
                Inventories                                                                     614             (3,600)
                Accounts payable                                                             (3,471)            (5,967)
                Accrued expenses                                                             (2,384)            (1,212)
                Accrued income taxes                                                           (273)            (1,619)
                Deferred revenue                                                              5,688               (734)
                Prepaid expenses and other assets                                            (1,247)              (835)
                                                                                           --------           --------
                      Net cash provided by (used in) operating activities                     5,147            (15,464)
                                                                                           --------           --------

Cash flows from investing activities:

      Purchases of property and equipment                                                      (492)            (1,147)
      Net cash paid on acquisitions                                                               -             (3,309)
      Proceeds from maturity of marketable securities                                             -             11,033
      Proceeds from sales of marketable securities                                                -              4,768
      Purchases of marketable securities                                                          -             (3,134)
      Payments for equity investments                                                             -               (300)
                                                                                           --------           --------
                      Net cash provided by (used in) investing activities                      (492)             7,911
                                                                                           --------           --------

Cash flows from financing activities:
        Purchase of treasury stock                                                                -             (5,102)
        Proceeds from issuance of common stock                                                   98                 67
                                                                                           --------           --------
                      Net cash provided by (used in) financing activities                        98             (5,035)
                                                                                           --------           --------

Effects of exchange rate changes on cash                                                      1,219               (685)
                                                                                           --------           --------

Net increase (decrease) in cash and cash equivalents                                          5,972            (13,273)
Cash and cash equivalents at beginning of period                                             47,751             58,433
                                                                                           --------           --------

Cash and cash equivalents at end of period                                                 $ 53,723           $ 45,160
                                                                                           ========           ========


Supplemental disclosures of cash paid during the period for:

         Interest                                                                          $    176           $      1
                                                                                           ========           ========
         Income taxes                                                                      $    612           $    674
                                                                                           ========           ========

        FINANCIAL STATEMENTS FOR THE LAST TWO FISCAL YEARS ENDED JUNE 30
        ----------------------------------------------------------------

                             PINNACLE SYSTEMS, INC.

                           CONSOLIDATED BALANCE SHEETS
               (in thousands, except share and per share amounts)

                                                                                   June 30,
                                                                              ------------------
                                                                                2001      2000
                                                                              --------  --------
                                                                                (In thousands)
                                   ASSETS
                                   ------
Current assets:
   Cash and cash equivalents................................................. $ 47,751  $ 58,433
   Marketable securities.....................................................       --    19,366
   Accounts receivable, less allowance for doubtful accounts and returns of
     $3,781 and $3,727 as of June 30, 2001, and $2,528 and $3,255 as of June
     30, 2000, respectively..................................................   50,414    55,072
   Inventories...............................................................   43,149    36,824
   Deferred income taxes.....................................................    7,103    17,103
   Prepaid expenses and other assets.........................................    5,497     4,100
                                                                              --------  --------
       Total current assets..................................................  153,914   190,898
Marketable securities........................................................       --     4,346
Property and equipment, net..................................................   14,516    16,143
Goodwill and other intangibles...............................................   97,880   109,810
Other assets.................................................................      647     1,602
                                                                              --------  --------
                                                                              $266,957  $322,799
                                                                              ========  ========

                    LIABILITIES AND SHAREHOLDERS' EQUITY
                    ------------------------------------

Current liabilities:
   Accounts payable.......................................................... $ 14,088  $ 22,422
   Accrued expenses..........................................................   21,998    26,268
   Deferred revenue..........................................................    3,406     3,878
                                                                              --------  --------
       Total current liabilities.............................................   39,492    52,568
                                                                              --------  --------
Deferred income taxes........................................................    7,103    10,611
                                                                              --------  --------
       Total liabilities.....................................................   46,595    63,179
                                                                              --------  --------
Shareholders' equity:
   Preferred stock, no par value; authorized 5,000 shares;
     none issued and outstanding.............................................       --        --
   Common stock, no par value; authorized 120,000 shares; 55,671 and 51,293
     issued and outstanding as of June 30, 2001 and 2000, respectively.......  292,321   257,496
   Treasury shares at cost; 793 and -0- shares at June 30, 2001 and 2000,
     respectively............................................................   (6,508)       --
   Retained earnings (accumulated deficit)...................................  (53,350)    7,198
   Accumulated other comprehensive loss......................................  (12,101)   (5,074)
                                                                              --------  --------
   Total shareholders' equity................................................  220,362   259,620
                                                                              --------  --------
                                                                              $266,957  $322,799
                                                                              ========  ========

                             PINNACLE SYSTEMS, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS

                    (in thousands, except per share amounts)

                                                                          Years ended June 30,
                                                                    ---------------------------------
                                                                      2001         2000        1999
                                                                    --------     --------    --------
                                                                  (In thousands, except per share data)
Net sales........................................................   $252,659     $237,967    $159,098
Cost of sales....................................................    144,549      113,573      74,022
                                                                    --------     --------    --------
   Gross profit..................................................    108,110      124,394      85,076
                                                                    --------     --------    --------
Operating expenses:
   Engineering and product development...........................     34,305       27,767      16,137
   Sales and marketing...........................................     68,304       56,126      38,871
   General and administrative....................................     14,686       10,554       6,840
   Legal settlement..............................................         --        2,102          --
   Amortization of goodwill and other intangibles................     30,743       18,382       2,289
   In-process research and development...........................         --        3,500       6,579
   Acquisition settlement........................................     12,880           --          --
                                                                    --------     --------    --------
       Total operating expenses..................................    160,918      118,431      70,716
                                                                    --------     --------    --------
       Operating income (loss)...................................    (52,808)       5,963      14,360
Interest and other income, net...................................      1,890        3,403       4,742
Impairment of equity investments.................................     (1,658)          --          --
                                                                    --------     --------    --------
Income (loss) before income taxes and cumulative effect of
  change in accounting principle.................................    (52,576)       9,366      19,102
Income tax expense...............................................      7,616        1,779         666
                                                                    --------     --------    --------
Income (loss) before cumulative effect of change in
  accounting principle...........................................    (60,192)       7,587      18,436
Cumulative effect of change in accounting principle..............       (356)          --          --
                                                                    --------     --------    --------
Net income (loss)................................................   $(60,548)    $  7,587    $ 18,436
                                                                    ========     ========    ========
Net income (loss) per share before cumulative effect of change in accounting principle:
   Basic.........................................................   $  (1.16)    $   0.16    $   0.43
                                                                    ========     ========    ========
   Diluted.......................................................   $  (1.16)    $   0.14    $   0.39
                                                                    ========     ========    ========
Cumulative effect per share of change in accounting principle:
   Basic.........................................................   $  (0.01)    $     --    $     --
                                                                    ========     ========    ========
   Diluted.......................................................   $  (0.01)    $     --    $     --
                                                                    ========     ========    ========
Net income (loss) per share:
   Basic.........................................................   $  (1.17)    $   0.16    $   0.43
                                                                    ========     ========    ========
   Diluted.......................................................   $  (1.17)    $   0.14    $   0.39
                                                                    ========     ========    ========
Shares used to compute net income (loss) per share:
   Basic.........................................................     51,729       48,311      42,780
                                                                    ========     ========    ========
   Diluted.......................................................     51,729       55,442      46,966
                                                                    ========     ========    ========
Pro forma amounts assuming change is applied retroactively:
   Net income....................................................                $  7,231    $ 18,436
                                                                                 ========    ========
   Net income per share:
       Basic.....................................................                $   0.15    $   0.43
                                                                                 ========    ========
       Diluted...................................................                $   0.13    $   0.39
                                                                                 ========    ========

                             PINNACLE SYSTEMS, INC.

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 (in thousands)

                                                                                   Years ended June 30,
                                                                              -----------------------------
                                                                                2001      2000      1999
                                                                              --------  --------  ---------
                                                                                      (In thousands)
Cash flows from operating activities:
 Net income (loss)........................................................... $(60,548) $  7,587  $  18,436
   Adjustments to reconcile net income (loss) to net cash provided by
     (used in) operating activities:
       Acquisition settlement................................................   11,481        --         --
       Impairment of equity investments......................................    1,658        --         --
       In-process research and development...................................       --     3,500      6,579
       Depreciation and amortization.........................................   36,713    22,616      4,773
       Provision for doubtful accounts.......................................    2,060     1,335        906
       Deferred taxes........................................................    6,868    (3,408)   (10,070)
       Tax benefit from exercise of common stock options.....................       --     5,146      6,992
       Changes in operating assets and liabilities, net of effects of acquisitions:
          Accounts receivable................................................      420   (17,360)   (18,677)
          Inventories........................................................   (8,202)   (8,012)    (8,281)
          Accounts payable...................................................   (8,380)   (2,073)       900
          Accrued expenses...................................................    1,390    (4,428)    (1,431)
          Accrued income taxes...............................................   (1,182)     (127)     1,313
          Deferred revenue...................................................   (1,517)    1,307         --
          Other..............................................................   (2,775)   (1,453)    (1,655)
                                                                              --------  --------  ---------
              Net cash provided by (used in) operating activities............  (22,014)    4,630       (215)
                                                                              --------  --------  ---------
Cash flows from investing activities:
 Net cash received (paid) on acquisitions....................................   (7,477)  (12,325)       433
 Purchases of property and equipment.........................................   (4,601)   (8,642)    (7,681)
 Purchases of marketable securities..........................................  (19,353)  (83,041)  (128,831)
 Proceeds from maturity of marketable securities.............................   34,392    99,653    132,335
 Proceeds from sale of marketable securities.................................    8,673        --         --
 Payments for equity investments.............................................     (300)   (1,200)        --
                                                                              --------  --------  ---------
              Net cash provided by (used in) investing activities............   11,334    (5,555)    (3,744)
                                                                              --------  --------  ---------
Cash flows from financing activities:
 Proceeds from issuance of common stock......................................    6,820    13,501      8,831
 Purchase of treasury stock..................................................   (6,508)       --         --
 Repayment of long-term obligations..........................................       --      (162)    (2,319)
                                                                              --------  --------  ---------
              Net cash provided by financing activities......................      312    13,339      6,512
                                                                              --------  --------  ---------
Effects of exchange rate changes on cash.....................................     (314)   (2,635)    (1,377)
                                                                              --------  --------  ---------
Net increase (decrease) in cash and cash equivalents.........................  (10,682)    9,779      1,176
Cash and cash equivalents at beginning of year...............................   58,433    48,654     47,478
                                                                              --------  --------  ---------
Cash and cash equivalents at end of year..................................... $ 47,751  $ 58,433  $  48,654
                                                                              ========  ========  =========
Supplemental disclosures of cash paid during the year for:
 Interest.................................................................... $      9  $     19  $       5
                                                                              ========  ========  =========
 Income taxes................................................................ $  3,006  $    561  $   1,062
                                                                              ========  ========  =========
Non-cash transactions:
 Common stock issued and options and warrants assumed in the acquisition of certain net assets......................................... $ 28,005  $ 69,771  $  19,923
                                                                              ========  ========  =========